Exhibit 10.2

TOWNSHIP NINE OWNER, LLC

LIMITED LIABILITY COMPANY AGREEMENT

As Of February 5, 2016

TOWNSHIP NINE OWNER, LLC

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of February 5, 2016, is made by and among TOWNSHIP NINE OWNER, LLC, a Delaware limited liability company (the “Company”), FIRST CAPITAL REAL ESTATE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership with an address at 60 Broad Street, New York, NY 10004 (hereinafter “FCRE OP Member”), and T-9 DEVELOPERS, LLC, a Delaware limited liability company (hereinafter “T-9 Developer Member”). FCRE OP Member and T-9 Developer Member are sometimes also referred to individually as a “Member” or collectively as the “Members” and each other Person who after the date hereof becomes a Member of the Company and becomes a party to this Agreement.

RECITALS

The Company was formed as a limited liability company under the Act (as defined below) by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on December 31, 2015. Upon receipt of the certificate of formation filed with the State of Delaware for the Company (the “Certificate”, such Certificate shall be deemed incorporated within).

The FCRE OP Member is the Owner of 92% of the limited liability company interests and profit participation interests in CAPITOL STATION HOLDINGS, LLC (“Holdings”), and the T-9 Developer Member is the Owner of 8% of the limited liability company interests and profit participation interests in Holdings, and Holdings is the sole owner of 100% of the limited liability company interests and profit participation interests in CAPITOL STATION MEMBER, LLC (“CS Member”), and CS Member is the sole owner of 100% of the limited liability company interests and profit participation interests in CAPITOL STATION 65 LLC (“CS 65 Owner”).

CS 65 Owner is the direct owner of 100% of the fee simple interests in the real property identified on Schedule B hereto comprising 62.6 gross acres and 29.87 net developable acres (net of the sale of 1.8 acres and roadways, parks and open space, and land situated within the American River) and known as Lots 1, 2, 3, 5, 6 and 7, Lots A and B, and designated remainder 1 and designated remainder 2, as shown on the map entitled “Township 9 - Phase 1, Subdivision No. P10_036”, filed for record November 13, 2012 in Book 378 of Final Maps, Page 1, Sacramento County Records and designated as Assessor’s Parcel Numbers 001-0020-056, 001-0020—057, 001-0020-058, 001-0020-060, 001-0020-061, 001-0020-062, 001-0020-063, 001-0020-064, 001-0020-066 and 001-0020-067 in the City of Sacramento, California and collectively referred to as the “Township Nine” project (the “Township Nine Land”).

The Township Nine Land is entitled and zoned RMX-PUD-SPD, A-OS-PUD and OB-PUD-SPD (Residential Mixed Use, Open Space and Office Building Planned Unit Development, Special Planning District) and received is land-use entitlements which include, without limitation, a certified Environmental Impact Report (EIR) and Mitigation Monitoring Plan, a Development Agreement, a Master Tentative Map and its conditions of approval, a Planned Unit Development (PUD) designation along with development guidelines, rezoning, and a lot line adjustment and Development Agreement covering the Contributed Properties were approved by the City of Sacramento on August 28, 2007 (the “Entitlements” or “Approvals”); The Master Tentative Map and Planned Unit Development have been modified as of August 27, 2015, on which land the Company intends to develop up to 2,201 (2,381 less 180 recently completed) residential units (including townhouses, apartments, condominiums and affordable units), up to 840,000 square feet of office space and 146,000 square feet of retail space. The project also allows for the development of up to 839,000 square feet of office instead of 484 dwelling units and includes approximately 20 acres of parks and open space, a light rail station on the Green Line at the front of the project, and extensive frontage along the American River and the Two Rivers Bike Trail (the “T-9 Project”).

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The FCRE OP Member desires to contribute all of FCRE OP Member’s right, title and interest in and to 92% of the Holdings Membership Interests to the Company, free and clear of all Liens and encumbrances, except Permitted Exceptions, in exchange for 92,000 Units in the Company, and the T-9 Developer Member desires to contribute all of T-9 Developer Member’s right, title and interest in and to 8% of the Holdings Membership Interests to the Company, free and clear of all Liens and encumbrances, except Permitted Exceptions, in exchange for 8,000 Units of Units in the Company.

The parties to this Agreement wish to set forth their respective rights and obligations as members of the Company and provide for the management of the Company and its affairs and the conduct of its business.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

Article 1

DEFINITIONS

Section 1.1           Definitions. The following capitalized terms used in this Agreement have the following meanings:

“Act” shall mean the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as amended from time to time.

“Additional Capital Contribution” shall have the meaning set forth in Section 3.4.

“Adjusted Capital Account Balance” of a Member as of any date means the balance in such Member’s Capital Account as of such date (a) increased by any amount such Member is deemed obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Treasury Regulation Section 1.704-2(g)(1) and Section 1.704-2(i)(5); and (b) reduced by any allocations or distributions to such Member described in Treasury Regulation Sections 1.704-l(b)(2)(ii)(d)(4), (5) or (6).

“Affiliate” or “affiliate” “affiliated” means, with respect to any Person: (i) any other Person directly or indirectly controlling, controlled by, or under common control with such Person; (ii) any other Person directly or indirectly owning or owned by such Person; (iii) the parent or Subsidiary of such Person; or (iv) any spouse, descendant (whether natural, adopted or step-related), ancestor, or other Family Member of such Person, or any of their respective spouses, descendants (whether natural, adopted or step-related), ancestors, or family members, and with respect to a Member, all such Member’s Principals.

“Affiliate Transaction” shall have the meaning ascribed to such term in Section 12.30.

“Agreement” means this Agreement, as amended, supplemented or restated from time to time.

“Annual Premium Rate” has the meaning set forth in Section 3.6.

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“Applicable Law” means all existing and future applicable laws, rules, regulations, statutes, treaties, codes, ordinances, permits, certificates and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction, as any of the foregoing are amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time.

“Approvals” has the meaning set forth in the Recitals.

“Approved Budget” has the meaning set forth in Section 6.1(d) and include the Approved Operating Budget, the Approved Business Plan and the Approved Capital Budget.

“Approved Business Plan” shall mean the Business Plan approved with any Approved Budget.

“Board” shall mean the two (2) Manger Groups as set forth is Section 6.1 herein.

“Board Members” shall be those duly appointed members of the Board appointed under Section 6.1.

“Budget” means the Operating Budget and the Capital Budget.

“Business Day” means any day other than (a) Saturday or Sunday; or (b) any other day on which banks in Maryland are permitted or required to be closed.

“Business Plan” has the meaning set forth in Section 6.1(d).

“Capital Account” of a Member means the account maintained by the Company for each Member pursuant to Section 3.10 of which the initial balance for each Member is set forth on Schedule A.

“Capital Budget” has the meaning set forth in Section 6.1(f).

“Capital Contributions” of a Member means the amount of cash and/or the fair market value (as determined by the Board) of property (net of liabilities secured by such property that the Company is considered to assume or take subject to under Section 752 of the Code) contributed by such Member to the Company from time to time.

“Capital Securities” means as to any Person that is a corporation, the authorized shares of such Person’s capital stock or other equity interests, including all classes of common, preferred, voting and nonvoting equity interests, and, as to any Person that is not a corporation or an individual, the ownership or membership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person.

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“Cause” means with respect to a Member, Manager, Principal or a Manager, a good faith determination by the Board or the Manager that: (i) such person was convicted of, or entered a plea of nolo contendere to, any felony, or a misdemeanor relating to an act of fraud, intentional misrepresentation, embezzlement or dishonesty or any other act involving self-dealing, personal profit or a breach of fiduciary or similar duty which materially affects the Company, or any member of the Group, or property of any member of the Group; (ii) such person is the subject of an enforcement action by a regulatory agency or the subject of a criminal complaint; (iii) such person breached in any material respect this Agreement which breach is not cured (to the extent reasonably susceptible to cure) after written notice of such breach and a 10 day opportunity to cure such breach; (iv) such person has breached any of the representations, warranties or covenants contained in this Agreement or any other agreement with the Company or any member of the Group; (v) such person has made or attempted to make a Transfer of its Membership Interests in violation of the terms of this Agreement; (vi) such person has abandoned his or its Membership Interests in the Company; (vii) such person has taken any action with respect to the Company, the Subsidiaries or their respective assets in violation of the terms of this Agreement; (viii) such person has voluntarily filed a petition in Bankruptcy, or has had an involuntary petition in Bankruptcy filed against it or him which has not been dismissed within 180 days after said involuntary petition was filed; (ix) such person has instituted an action against the Company, the Board, a Manager or another Member which has been dismissed with prejudice, or found by a court of competent jurisdiction to be frivolous or sanctionable; (x) such person has accepted substitute securities in exchange for its Membership Interests in violation of the terms of this Agreement; and/or (xi) such person had been employed (as a full time employee, rather than in the capacity of a Member or Manager) by the Company or a member of the Group, and such employment was terminated for Cause.

“Certificate” means the Company’s Certificate of Formation filed with the Secretary of State of the State of Delaware on December 31, 2015.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Confidential Information” has the meaning set forth in Section 12.7.

“Contributing Member” has the meaning set forth in Section 3.5.

“Conversion” has the meaning set forth in Section 9.8.

“Covered Person” means (a) each Member; (b) each officer, director, manager, stockholder, employee, member, partner, representative or agent of each Member in the foregoing capacity listed; (c) each Manager; (d) any Liquidator; and (e) any other Person designated by the Board as a Covered Person.

“Control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) or “Controlling” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or direct or indirect ownership of 20% or more of the outstanding equity or voting interests, membership interests or partnership interests of a Person.

“CS 65 Owner” has the meaning set forth in the Recitals.

“CS Member” has the meaning set forth in the Recitals.

“Day-to-Day Manager” shall mean the T-9 Developer Member or its successor.

“Declining Member” has the meaning set forth in Section 3.5.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year; provided, however, that if the Gross Asset Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year bears to such beginning adjusted tax basis; and provided further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

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“DevCo” has the meaning set forth in Section 6.1(g)(i).

“Developer Manager Group” shall be Scott Syphax, Darrell Teat, Ron Mellon and Steve Goodwin.

“Development Plan” has the meaning set forth in Section 6.6(a).

“Disparage” or “disparage” means, with respect to a Person, regardless of truth, any statement or representation which in any way derogates or cast such Person in a bad light, or questions or negatively remarks on the integrity, character, knowledge, credibility, trustworthiness, veracity, ethics, performance, performance results, dependability, honor, credibility, responsibility, desirability, capability, payment history, litigation or dealings of or with such Person, or which tarnish, blur, or dilute, or are likely to tarnish, blur or dilute such Person.

“Distributable Cash” means, for any period, as determined by the Manager: (a) the sum of (i) the amount of all cash receipts of the Company during such period from all sources whatsoever, other than Capital Contributions; and (ii) any working capital in the form of cash or cash reserves of the Company existing at the start of such period; less (b) the sum of (i) all cash amounts paid, incurred or payable in such period on account of expenses and capital expenditures incurred in connection with the Company’s and its Subsidiaries’ businesses during such period; and (ii) such reserves that may be required for the working capital, repayment of any other debt, maintenance expenditures, operating expenditures, capital expenditures, acquisitions, initiatives, plans, projects, research, developments and future needs of the Company and its Subsidiaries, and/or as may be required by any instruments or agreements (including, without limitation agreements governing its debt), or as otherwise reasonably determined by the Manager.

“Encumbrance” means Lien.

“Entitlements” has the meaning set forth in the Recitals.

“Effective Date” means the date of this Agreement.

“Fair Value” of Units means the fair market value of the applicable Units, as determined by the Board in good faith (excluding, for purposes of this determination, any Board Member controlling or otherwise affiliated with the Member who’s Units are being valued).

“Family Member” means, as applied to any Person who is an individual, such individual’s spouse, parent, sibling, child, stepchild, grandchild or other descendent thereof (whether natural or adopted), the child of a spouse or former spouse, and each trust, limited partnership, limited liability company or other estate or tax planning vehicle or entity created for the exclusive benefit of the individual or one or more of such Persons.

“FCRE Manager Group” shall be Suneet Singal, Jacob Frydman and Ron Cobb.

“FCRE OP Member” has the meaning set forth in the first paragraph of this Agreement.

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“Former Member” has the meaning set forth in Section 3.27.

“GAAP” means United States generally accepted accounting principles consistently applied from period to period and throughout any period and comparable accounting rules for any cash basis method of accounting.

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(i)          the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by the contributing Member and the independent members of the Board;

(ii)         for purposes of “booking up” the Capital Accounts of Members to reflect increases in the value of the Company upon certain occasions, the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or as consideration for services performed on behalf of the Company; (b) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-l(b)(2)(ii)(g); provided, however, that adjustments pursuant to clause (a) and clause (b) of this sentence shall be made only if the Board reasonably determines such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(iii)        the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined in good faith by the Board.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (i) or paragraph (ii) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

“Group” means the Company, any Subsidiary, any Covered Person, and/or any of their respective Assets, the other Members, their Principals and Affiliates, each Manager and each of their respective Affiliates.

“Holdings” has the meaning set forth in the Recitals.

“Holdings Membership Interests” means all of the membership interests and profit participation interests of the members in CAPITOL STATION HOLDINGS, LLC.

“Indemnified Costs” has the meaning set forth in Section 3.18.

“Indemnified Party” has the meaning set forth in Section 6.12.

“Law” or “law” means Applicable Law.

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“Lien” means (a) any encumbrance, mortgage, pledge, lien, charge or other security interest of any kind upon any property or assets of any character, or upon the income or profits therefrom; (b) any acquisition of or agreement to have an option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement (including a capitalized lease); or (c) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles or chattel paper, with or without recourse.

“Manager” shall mean the FCRE OP Member or its successor.

“Manager Group” and “Manager Groups” has the meaning set forth in Section 6.1(a).

“Manager Group Representative” has the meaning set forth in Section 6.1(a).

“Member” means each Person that executes a counterpart of, or joinder to, this Agreement as a Member, and becomes a Member as provided herein or therein, as applicable, so long as such Person continues as a Member and is reflected as such in the records of the Company, in each case in such Person’s capacity as a Member of the Company, and “Members” means all such Persons. If a Member ceases to be a Member of the Company in accordance with the terms and conditions of this Agreement, all references in this Agreement to the actual name of that Member shall, if applicable, be deemed to refer to that Member’s successors or permitted assigns as provide herein, mutatis mutandis. References to a Member that is not a natural person shall also be deemed to include such Member’s Principals and any other person affiliated with such Member who is also a Manager or an employee of the Company or its Subsidiaries.

“Membership Interests” shall mean a Member’s interest in the Company as set forth on the books of the Company, including such Member’s right to profits, losses and distributions, and the right, if any, to participate in the management of the business and affairs of the Company, in each case to the extent granted pursuant to the terms of this Agreement, together with the obligation to comply with the terms of this Agreement.

“Member Loan” has the meaning set forth in Section 3.5.

“Membership Rights” means all legal and beneficial ownership interests in, and rights and duties as a Member of, the Company, including, without limitation, the right to share in Net Income and Net Loss, the right to receive distributions of cash and other property from the Company, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from the Company.

“Net Income” and “Net Loss” for each Fiscal Year or part thereof means the income and loss of the Company for that period, as determined for federal income tax purposes, including all distributive items under Section 702 of the Code, adjusted to take into account any tax-exempt income of the Company and any expenses of the Company that are described in Section 705 or 709 of the Code as not deductible or amortizable for federal income tax purposes, and further adjusted as follows:

(a)          Upon adjustment of the Gross Asset Value of Company property pursuant to clauses (ii) and (iii) in the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

(b)          Amount of depreciation, amortization and other cost recovery with respect to Company property having a Gross Asset Value that differs from its adjusted basis for tax purposes shall equal the Depreciation computed with respect to such property;

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(c)          Items of income, gain, loss or deduction attributable to the disposition of Company property having a Gross Asset Value that differs from its adjusted basis for tax purposes shall be computed by reference to such property’s book value in accordance with Treasury Regulation Section 1.704-l(b)(2)(iv)(g);

(d)          Any items that are specially allocated pursuant to Section 4.1(iii) shall not be taken into account.

“New Units” shall mean any Units issued after the Effective Date other than (i) securities offered to the public pursuant to a registration statement filed under the Securities Act in connection with a Public Offering; (ii) securities issued to any sellers in consideration of the acquisition of another Person or business by the Company or any of its Subsidiaries by merger, consolidation, amalgamation, exchange of shares, the purchase of substantially all of the assets or otherwise; (iii) Equity Securities or options to purchase Equity Securities issued to any employees of, or providers of services to, the Company or its Subsidiaries pursuant to any form of incentive compensation plan or agreement approved by the Board; (iv) Equity Securities issued upon any Equity Security split, dividend, combination or other similar event with respect to the Equity Securities; (v) Equity Securities or warrants to purchase Units issued to one or more lenders as partial consideration for the Company’s or any Subsidiary’s debt financing; and (vi) Equity Securities subsequently issued on conversion, exercise or exchange of those Equity Securities, options, warrants or other rights which have been issued in compliance with, or on issuance were exempt from, the preemptive rights provided for in Section 7.16.

“Notice of Appointment” has the meaning set forth in Section 6.3(e).

“Notice of Proposed Issuance” has the meaning set forth in Section 7.16(b).

“Objection Notice” has the meaning set forth in Section 6.3(e).

“Offer Period” has the meaning set forth in Section 7.16(c).

“Offered New Units” has the meaning set forth in Section 7.16(b).

“Operating Budget” has the meaning set forth in Section 6.1(f).

“Original Cost” means an amount equal to the aggregate Capital Contributions, if any, attributable to a Members Membership Interest that have not been repaid by the Company as of the date of the exercise of the repurchase rights under this Agreement.

“Partial Waiver” has the meaning set forth in Section 7.16(a).

“Percentage Interests” means, with respect to each Member, as of any date, the fraction, expressed as a percentage, the numerator of which is the aggregate Unrecouped Capital Contributions made by such Member and the denominator of which is the aggregate Unrecouped Capital Contributions made by all of the Members; provided, however, that upon the Company returning all Unrecouped Capital Contributions, Percentage Interests shall be calculated substituting Units for Unrecouped Capital Contributions.

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“Permitted Transfer” means: (i) any Transfer of Units by a Member that is a natural person to a Family Member or Personal Representative of such Member solely for estate planning purposes so long as the Transferor retains Control over, and sole and exclusive power to direct and exercise all Member rights pertaining to such Units, including, but not limited to, voting power over all of the Transferred Units; (ii) any Transfer of Units to a Family Member on such Member’s death; (iii) a Transfer of Units pursuant to a Public Offering; (iv) any Transfer by a Member of its interest in the Company to the Company or a Manager or a Principal or another Member or a person who is an owner, manager or officer of any Member, or to an Affiliate of any Member or an Affiliate of any Principal; (v) any Transfer by a holder of any beneficial interest in a Member by a person who holds a beneficial interest in a Member including, without limitation, the transfer of an ownership interest in one Member by the holder of such ownership interest to the Company or a Manager or a Principal or another Member or a person who is an owner, manager or officer of any Member, or to an Affiliate of any Member or an Affiliate of any Principal. For purposes of Permitted Transfers, the transfer of a beneficial interest in a Member pursuant to clause (v) above shall be deemed to constitute the transfer of an equivalent Percentage Interest in the Units held by such Member in the Company which is represented by the percentage ownership in such Member which is transferred by the holder thereof. Each Member and each Principal of each Member hereby unconditionally agrees that the transfer of a beneficial interest in a Member as contemplated in clause (v) above (including, without limitation, the transfer of an ownership interest in a Member) may be made by the holder of such beneficial interest without the need to obtain any further approval from the Member or any other Principal of such Member in which such beneficial interest is held irrespective of any requirements to the contrary contained in the operating or other governance agreements of such Member. Any Transfer of Units pursuant to the preceding clauses (i), (ii), (iv) or (v) shall only be a Permitted Transfer if such Transferee agrees to execute a joinder to this Agreement providing that such Transferee is bound by all of the terms and conditions of this Agreement to the same extent that the Transferor was bound with respect to the Transferred Units.

“Permitted Transferee” means a Person to whom a Permitted Transfer of Units is made.

“Person” or “person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, limited liability partnership, trust, estate, unincorporated organization, association, corporation, institution or any other entity.

“Personal Representative” means the successor or legal representative (including, without limitation, a guardian, executor, administrator or conservator) of a deceased or incompetent Member.

“Predevelopment Expenditures” has the meaning set forth in Section 6.1(h).

“Preemptive Rights Holder” has the meaning set forth in Section 7.16(b).

“Prime Rate” shall mean the prime rate published by the Wall Street Journal from time to time.

“Principal” means, with respect to a Member, each Person, directly or indirectly, holding an equity or ownership interest in such Member, and each Person in Control of such Member, and each of their respective Affiliates, and each of the foregoing’s members, partners, shareholders, owners, officers, directors, managers, employees and agents.

“Proportionate Share” means Percentage Interest.

“Proposed Buyer” has the meaning set forth in Section 7.16(b).

“Public Offering” means the sale or distribution of the common stock of a Public Vehicle pursuant to an underwritten public offering registered under the Securities Act following a Conversion of the Company.

“Public Vehicle” has the meaning set forth in Section 9.8.

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“Ready To Be Built Parcels” has the meaning set forth in Section 6.1(h).

“Recouped Promote” means the 20% Recouped Promote and the 50% Recouped Promote as the case may be.

“20% Recouped Promote” means a sum equal to: (a) twenty percent (20%) of the aggregate of all Distributable Cash distributed by the Company to its Members from the Effective Date through the date of computation reduced by the aggregate of: (i) all distributions of Distributable Cash made by the Company to its Members pursuant to Section 5.2(i) and Section 5.2(ii) through the date of computation; and further reduced by (ii) all distributions made by all Dev Cos to the Day-to-Day Manager in respect of the Promote as contemplated in Section 6.1(e)(x) from the effective date through the date of computation; and

“50% Recouped Promote” means a sum equal to: (a) fifty percent (50%) of the aggregate of all Distributable Cash distributed by the Company to its Members from the Effective Date through the date of computation reduced by the aggregate of: (i) all distributions of Distributable Cash made by the Company to its Members pursuant to Section 5.2(iv) through the date of computation; and further reduced by (ii) all distributions made by all Dev Cos to the Day-to-Day Manager in respect of the Promote as contemplated in Section 6.1(e)(x) from the effective date through the date of computation

“Removal Event” has the meaning set forth in Section 6.1.

“Removal Notice” has the meaning set forth in Section 6.1.

“Right of Conversion” has the meaning set forth in Section 3.5.

“Securities Act” means the Securities Act of 1933, as amended.

“Shortfall Amount” has the meaning set forth in Section 3.5.

“Shortfall Contribution” has the meaning set forth in Section 3.5.

“Shortfall Notice” has the meaning set forth in Section 3.5.

“Subsidiary” or “Subsidiaries” shall mean, individually and collectively, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof; or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof. For purposes hereof, the Company or a Subsidiary thereof shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if the Company or a Subsidiary thereof shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control or have the right to appoint, as the case may be, the managing director, manager, board of advisors, a general partner or other governing body of such partnership, limited liability company, association or other business entity by means of ownership interest, agreement or otherwise.

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“Substituted Member” means a Transferee of a Member that is admitted as a Member to the Company pursuant to the terms of this Agreement.

“Successor” means any Person to whom a Member shall have Transferred Units in a Transfer.

“T-9 Developer Member” has the meaning set forth in the first paragraph of this Agreement.

“T-9 Project” means that certain mixed-use, transit oriented development which received entitlements for high density rental and for sale housing, retail, office, mixed-use, parks and open space, along with supporting infrastructure, comprising 62.6 gross acres and 29.87 net developable acres (net of the sale of 1.8 acres and roadways, parks and open space, and land situated within the American River) and known as Lots 1, 2, 3, 5, 6 and 7, Lots A and B, and designated remainder 1 and designated remainder 2, as shown on the map entitled “Township 9 - Phase 1, Subdivision No. P10_036”, filed for record November 13, 2012 in Book 378 of Final Maps, Page 1, Sacramento County Records and designated as Assessor’s Parcel Numbers 001-0020-056, 001-0020—057, 001-0020-058, 001-0020-060, 001-0020-061, 001-0020-062, 001-0020-063, 001-0020-064, 001-0020-066 and 001-0020-067 in the City of Sacramento, California which has been approved for the development of up to 2,201 (2,381 less 180 recently completed) residential units (including townhouses, apartments, condominiums and affordable units), up to 839,000 square feet of office space and 146,000 square feet of retail space, 20 acres of parks and open space, a light rail station on the Green Line at the front of the project, and extensive frontage along the American River and the Two Rivers Bike Trail, but excludes Parcel II owned by an affiliate of Holdings and Parcel 11 which was previously sold to a third party.

“Tax Matters Member” shall have the meaning set forth in Section 4.9 hereof.

“Termination Event” has the meaning set forth in Section 9.6.

“Township Nine Land” has have the meaning set forth in the Recitals.

“Trade Secret” or “trade secret” shall have the meaning given in the Delaware enactment of the Uniform Trade Secrets Act, and shall include, without limitation, the whole or any portion or phase of any scientific or technical information, design, process, formula, concept, data organization, manual, other system documentation, or any improvement of any thereof, in any case that is valuable and secret (in the sense that it is not generally known to the owner’s competitors).

“Transfer” means, with respect to any Unit, property, asset or other Membership Rights, when used as a verb, to sell, assign, transfer, exchange, distribute, devise, gift, grant a lien on, encumber or otherwise dispose of such Unit, property, asset or other Membership Rights, in whole or in part, or, when used as a noun, the sale, assignment, transfer, exchange, distribution, devise, gift, hypothecation, granting of a lien, encumbrance or other disposition of such Unit, property, asset or other Membership Rights, in whole or in part, in either case, whether pursuant to a sale, merger, combination, consolidation, Conversion, recapitalization, reclassification or otherwise, and whether voluntarily or by operation of law.

“Transferor” and “Transferee” have meanings corresponding to the definition of “Transfer”.

“Treasury Regulations” means the final and temporary income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means collectively, means collectively, the interests issued by the Company representing Membership Rights in the Company.

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“Unanimous” or “unanimous” means, (i) with respect to a decision, vote, approval or consent required of the Board either, the affirmative vote, consent or approval of all of the Members of the Board entitled to vote on such matter; and (ii) with respect to a decision vote, approval or consent required of the of the Members (on which the Members are entitled to vote hereunder), the affirmative vote, approval or consent of all of the Members entitled to vote on such matter(s).

“Unrecouped Capital Contribution” means with respect to each Member as of the date of calculation, the aggregate of all deemed and funded Capital Contributions made by such Member pursuant to Article 3, reduced, but not below zero, by the amount of cash distributed to such Members in respect of such Member’s Capital Contributions pursuant to Section 5.2(ii).

“Unpaid Preferred Return” means, with respect to each Member, as of the date of calculation, the positive difference, if any, between (x) 12% multiplied by such Members’ Unrecouped Capital Contributions, as adjusted and calculated from time to time, annually, less (y) cumulative aggregate distributions previously made to such Members pursuant to Section 5.2(i).

“Withholding Payment” has the meaning set forth in Section 5.4.

“Withdrawal”, including “Withdraw” and “Withdrawing” shall mean, with respect to a Member, such member’s withdrawal from the Company as contemplated in Section 3.25.

Section 1.2           Other Definitions. Certain additional defined terms used in this Agreement have the meanings specified throughout the Agreement.

Section 1.3           Rules of Interpretation.

(a)          The singular includes the plural and the plural includes the singular.

(b)          A reference to the masculine gender shall be deemed to be a reference to the feminine gender and vice versa.

(c)          The word “or” is not exclusive.

(d)          A reference to a Person includes its permitted successors and permitted assigns.

(e)          The words “include”, “includes” and “including” are not limiting.

(f)          A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document, unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.

(g)          References to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto; (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof; and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

(h)          The words “hereof”, “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

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(i)          This Agreement is the result of negotiations among, and has been reviewed by, the Members with the advice of counsel to the extent deemed necessary by any Member. Accordingly, this Agreement shall be deemed to be the product of the Members, and no ambiguity shall be construed in favor of or against any Member.

(j)          All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

(k)          The term “day” shall mean calendar day. Whenever an event or action is to be performed by a particular date or a period ends on a particular date, and the date in questions falls on a day which is not a Business Day, the event or action shall be performed, or the period shall end, on the next succeeding Business Day.

(l)          All references in this Agreement to any law shall be to such law as amended, supplemented, modified and replaced from time to time.

Article 2
GENERAL PROVISIONS

Section 2.1           Formation. The parties agree to form the Company under and pursuant to the Act as a limited liability company. The Members hereby confirm that they caused an authorized person to execute and file the Certificate with the Secretary of State of Delaware, and hereby approve and ratify all actions taken by the Corporation Trust Incorporated in connection therewith.

Section 2.2           Name. The name of the Company is “TOWNSHIP NINE OWNER, LLC” and shall operate under such name, or such other name as may from time to time be selected by the Board.

Section 2.3           Purpose. The Company has been formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, acquiring, developing, constructing, owning, operating, exploiting, and otherwise dealing with the T-9 Project and engaging in the development of the T-9 Project and all matters incidental thereto, and any lawful activity for which limited liability companies may be formed under the Act.

Section 2.4           Office. The principal place of business of the Company shall be located c/o General Counsel, First Capital Real Estate Capital Operating Partnership, LP, 60 Broad Street, 34th Floor, New York, NY 10004, or such other location as the Board may determine from time to time; provided, however, that the Board shall provide notice of such change of the principal place of business to the Members as promptly as practicable after such change.

Section 2.5           Term. The term of the Company commenced with the filing of the Certificate with the office of the Secretary of State of the State of Delaware and shall continue until the Company is dissolved in accordance with this Agreement and the Act.

Section 2.6           Ownership of Company Property. All property acquired by the Company, real or personal, tangible or intangible, shall be owned by the Company as an entity, and no Member, individually, shall have any ownership interest therein solely due to its capacity as a Member.

Section 2.7           Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered agent and registered office of the Company required by the Act to be maintained in the State of Delaware shall be as provided in the Certificate or such other registered agent or office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law.

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Section 2.8           No State Law Partnership. The Company (a) shall be taxed as a partnership for all applicable federal, state and local income tax purposes; and (b) shall not be a partnership or joint venture for any other purpose, and no Member or any Manager shall, by virtue of this Agreement, be a partner or joint venturer of any other Member or Manager.

Section 2.9           Manager. The FCRE OP Member is hereby designated the Manager.

Article 3
UNITS, CAPITAL CONTRIBUTIONS, NATURE OF INTERESTS AND
ESTABLISHMENT OF CAPITAL ACCOUNTS

Section 3.1           Units.

(a)          Authorization. There are hereby established and authorized for issuance 100,000 Class A Units. As of the Effective Date, 100,000 Class A Units are issued and held as set forth in Schedule A attached hereof. No Units or other interests purporting to confer Membership Rights shall be issued, unless they have been authorized for issuance by the Company pursuant to and under the terms of this Agreement.

(b)          Voting Rights of Members. Except as otherwise provided by this Agreement or as otherwise required by the Act or Applicable Law each Member shall be entitled to one vote per each unit on all matters upon which the Members have the right to vote under this Agreement.

Section 3.2           Issuance of Additional Units; Admission of Additional Members. The Board may, subject to Section 6.8 and Section 7.16, issue additional Units or other Membership Rights, including any new class or series of Units, on terms, including relative rights and preferences, established by the Board, and amend this Agreement and Schedule A as the Board shall deem necessary or appropriate in connection with the authorization and issuance of such additional Units. No Person acquiring any such additional Units that is not currently a Member shall be admitted as a Member, unless such Person shall execute and deliver a counterpart of or joinder to this Agreement to the Manager in form and substance reasonably acceptable to the Manager.

Section 3.3           Members’ Initial Capital Contributions. Each of the Members have contributed their respective Holdings Membership Interests to the Company in exchange for the following Units in the Company, and the Members are deemed to have made an initial Capital Contribution to the capital of the Company as set forth in Schedule A and, in consideration therefor, the Company is issuing to each such Member the number of Units set forth opposite such Member’s name, representing the Percentage Interests in the Company as set forth in Schedule A.

The Members are admitted as the Members of the Company upon their execution and delivery of this Agreement, or a joinder to this Agreement. The name, address, and Members’ Percentage Interests are as set forth on Schedule A subject to adjustment as herein provided. To the extent that any adjustment of Schedule A is required pursuant to this Agreement, whether as a result of the Capital Contribution of any Member, the Transfer of any Membership Interest (or any portion thereof), the admission of any additional Members, or otherwise as provided herein, the parties hereto acknowledge and agree that Schedule A shall automatically be deemed amended and restated to reflect the correct name and capital contribution of each Member in accordance with the books and records of the Company without further action by any of the Parties (and the Units held by the Members shall be similarly adjusted, so that each Member shall have such number of Units equal to 100,000 multiplied by such Member’s Percentage Interest) from time to time.

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Section 3.4           Additional Capital Contributions.

(a)          In the event the Board determines that the Company requires additional capital, the Board may call upon the Members to make additional Capital Contributions to the Company in such amounts that the Board shall reasonably determine is necessary or as may be required (each of which shall be an “Additional Capital Contribution”) to be made pro-rata by the Members in accordance with their Percentage Interests at such time. The Board shall do so by delivering to each Member a notice (the “Additional Contribution Notice”) specifying: (a) the total amount of each such Additional Capital Contribution; (b) each Member’s proportionate of such Additional Capital Contribution computed based on the Members’ Percentage Interest; and (c) the use of the requested funds.

(b)          Notwithstanding the foregoing, in the event that the Manager shall reasonably determine that it is in the best interests of the Company to issue OP Units in First Capital Real Estate Operating Partnership, L.P. in lieu of cash for any Company purpose, including, without limitation, for the payment or repayment of any obligation of the Company or any obligation of the Company’s Subsidiaries, and in the event that the Manager shall issue OP Units in First Capital Real Estate Operating Partnership L.P. for such purpose, then the Manager shall be deemed to have made an Additional Capital Contribution to the Capital of the Company in the amount of the value of such issued OP Units (based on the exchange ratio for such OP Units at the time of issuance) and Schedule A shall automatically be deemed amended and restated to reflect the Additional Capital Contribution made by the Manager by the issuance of OP Units, and each Member’s Percentage Interest shall be adjusted as of such date, to a fraction, expressed as a percentage, the numerator of which is the aggregate Capital Contributions made by each Member and the denominator of which is the aggregate Capital Contributions made by all of the Members to the Capital of the Company, and the Units held by the Members shall be similarly adjusted, so that each Member shall have such number of Units equal to 100,000 multiplied by the Member’s Percentage Interest.

Section 3.5           Call for Additional Capital Contributions. Within 15 days from the date of the delivery to all of the Members of an Additional Capital Contribution Notice, each Member shall advance its respective Percentage Interest of the Additional Capital Contribution. A Member who does so contribute shall sometimes be referred to hereinafter as a “Contributing Member”. If any Member shall fail to contribute all or any portion of its Percentage Interest of such Additional Capital Contribution within the applicable period of time (hereinafter a “Declining Member”), then the Board shall send a second notice to the Declining Member stating the amount of the Declining Member’s shortfall (the “Shortfall Amount”) and if such Declining Member fails to contribute such Shortfall Amount within five days of receipt of such notice, the Board shall provide written notice thereof to all other Members (the “Shortfall Notice”). Each Contributing Member shall have the right, thereafter, within three days after receipt of the Shortfall Notice to contribute all or a portion of such Member(s)’ Shortfall Amount to the Company (a “Shortfall Contribution”), in which event such Shortfall Contribution shall be treated as a loan to the Declining Member (each, a “Member Loan”). In the event a Member Loan remains unpaid to the Contributing Member for a period of 12 months following the Shortfall Contribution, then the Contributing Member shall have the right to either (a) extend the Member Loan; or (b) have the Declining Member’s Percentage Interest reduced by a percentage, the numerator of which is an amount equal to one hundred percent (100%) of the Shortfall Contribution and all accrued interest thereon (reduced by one hundred percent (100%) of any sums received in repayment thereof), and the denominator of which is the aggregate Unrecouped Capital Contributions of the Declining Members at such time and have the Percentage Interest of the Contributing Member increased by the same percentage that the Percentage Interest of the Declining Member is decreased (the “Right of Conversion”).

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Section 3.6           Member Loans. Each Member Loan made pursuant to this Agreement, unless otherwise specified, shall contain the following terms: (a) an initial term of one year; (b) incur interest at the rate of at a rate per annum equal to the Prime Rate, plus 4% (“Annual Premium Rate”), computed daily, by multiplying the amount of the advance by the quotient resulting from dividing the Annual Premium Rate by 365 and multiplying the result by the number of days since the date of advance until paid; and (c) at the expiration of the term of the Member Loan, to the extent that such loan is not repaid in full, the Member to whom such amount is due may elect, by written notice to the owing Member who is so indebted, to either (1) exercise the Right of Conversion (as provided in the prior paragraph); or (2) if such election has not been made, to deem such Member Loan as extended, and receive all distributions otherwise payable to the owing Member who is so indebted, until such Member Loan (together with all interest accrued thereon) is paid in full, in which event, such distributions shall be applied first to reduce any accrued and unpaid interest, and then to reduce any unpaid principal.

Each Member Loan made pursuant hereto shall also: (a) be non-recourse; (b) unless otherwise agreed to by the owing Member, be payable solely out of any distributions that would otherwise thereafter be payable to the owing Member pursuant to the distribution provisions hereof (for so long as any Member Loan shall be outstanding, all such distributions so paid to a Member who has advanced a Member Loan shall be deemed distributed to the owing Member to which such Member Loan was made for purposes of determining such owing Member’s Capital Account balance) and shall be allocated first to the repayment of accrued and unpaid interest, and thereafter to unpaid principal; (c) be secured by the owing Member’s Membership Interest; (d) be repayable at any time in whole or in part without premium or penalty; and (e) shall mature and be fully payable, at the election of the holder, on demand at any time after the 12th month after same was made. Each Member to whom a Member Loan is made does hereby grant to the Contributing Member making such Member Loan a first priority security interest in and to all of such owing Member’s Interest. Each owing Member shall, upon request, execute such security agreements and financing statements as may from time to time be requested by the Contributing Member making a Member Loan to better assure the security interest in such owing Member’s Membership Interest granted hereby, and, effective upon the making of any Member Loan, hereby irrevocably constitutes and appoints the Contributing Member making such Member Loan as its true and lawful attorney-in-fact, coupled with an interest, to make, execute on behalf of the owing Member, consent to, swear to, acknowledge, deliver, record and file such documents and instruments as may be necessary in the sole discretion of the Contributing Member to confirm and render fully effective the security interest granted herein with respect to such Member Loan.

Section 3.7           Members Default.

(a)          If any Member fails to make full payment to the Company of any portion of such Person’s Commitment or cash contribution when due pursuant to this Article 3 or any other payment when due pursuant to any other applicable provision of this Agreement and such failure is not cured within 15 days after receipt by such Member (a “Defaulting Person”) of written notice from the Manager of the Board with respect to such failure to pay, the Manager of the Board may (but shall not be obligated to) take one or more or none of the following actions:

(i)        pursue and enforce all rights and remedies the Company may have against such Defaulting Person with respect to such failure or breach, including initiating a lawsuit to collect (A) the overdue amount or any damages resulting from such breach and (B) all costs and expenses (including legal fees and expenses) incurred by the Company to pursue and enforce all such rights and remedies, in each case with interest calculated thereon at a rate equal to the Prime Rate plus six percentage points per annum, compounded annually (but not in excess of the highest rate per annum permitted by law);

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(ii)        reduce such Defaulting Person’s share of any amounts such Defaulting Person is entitled to receive from the Company by (A) the amount due that such Defaulting Person has failed to pay to the Company; or (B) such other amount as determined by the Managers;

(iii)        reduce such Defaulting Person’s Percentage Interest; and/or

(iv)        offer all or any part of the Defaulting Person’s interest in the Company to the Manager and if the Manager shall elect not to purchase all or any portion of such Defaulting Person’s interests in the Company, to the other Members (other than the Defaulting Person) pro rata according to their respective Percentage Interests on the terms set forth below.

A.    If the Manager or one or more Members elect to purchase all of the Defaulting Person’s interest pursuant to the terms hereof, the closing of such purchase shall be held on a date and at a place designated by the Manager, at which time each purchasing Member shall, with respect to the portion of the Defaulting Person’s interest in the Company purchased by such Member, deliver a non interest bearing, 5 year promissory note, secured only by the Defaulting Person’s interest being purchased, payable to the Defaulting Person in an amount equal to the portion of the Defaulting Person’s Capital Account (adjusted to exclude any unrealized appreciation with respect to any of the Company’s direct or indirect assets, and to include all unrealized depreciation with respect to such assets) being purchased by such Member. The form of promissory note shall be subject to approval by the Manager of the Board.

(v)         The portion of a Defaulting Person’s Percentage Interest that is reduced pursuant to Section 3.7(a)(iii) shall be reallocated among the remaining Members (other than the Defaulting Person) pro rata according to their respective Percentage Interests and/or among such other Member(s) and in such proportions as approved by the Manager of the Board.

(vi)        Incorporation by Reference. When references are made to the Manager in Section 3.7 for the purposes of making a determination or for granting or withholding consent or approval, such references shall be deemed to require Board approval rather than the Manager’s approval if the Defaulting Person is the Manager or the Manager is a Principal of the Defaulting Manager.

Section 3.8           Loans. In the event that the Company requires additional funds to carry out its purposes, to conduct its business, or to meet its obligations, the Company may borrow funds from such lender(s), including the Members, their Principals, the Managers and each of their respective affiliates, and on such terms and conditions as are approved by the Board.

Section 3.9           Nature of Interests. The Units and all other Membership Rights shall for all purposes be personal property. No Member has any interest in specific Company property. Each Member hereby waives any and all rights such Person may have to initiate or maintain any suit or action for partition of the Company’s assets.

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Section 3.10         Capital Accounts. An individual Capital Account shall be established and maintained for each Member in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). Each Member’s Capital Account shall be increased by (a) the amount of money contributed by such Member to the Company; (b) the Gross Asset Value of property contributed by such Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); and (c) allocations to such Member of Net Income (or items thereof). Each Member’s Capital Account shall be decreased by (i) the amount of money distributed to such Member by the Company; (ii) the Gross Asset Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under Section 752 of the Code); and (iii) allocations to such Member of Net Loss (or items thereof). The Capital Accounts also shall be maintained and adjusted as permitted by the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation Section 1.704-1(b)(2)(iv) and Section 1.704-1(b)(4). Upon the Transfer of all or a portion of a Member’s Units, the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(1).

Section 3.11         Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance that may exist from time to time in such Member’s Capital Account (including, without limitation, any such deficit or negative balance as may exist upon and after dissolution of the Company).

Section 3.12         No Withdrawal of Capital. No Member shall be entitled to withdraw all or any portion of such Member’s Capital Contributions or the balance of such Member’s Capital Account, to borrow or withdraw any portion of such Member’s Capital Contribution or Capital Account from the Company, or to receive any distribution from the Company, except as expressly provided herein. Subject to the foregoing, any Member may withdraw from the Company at any time.

Section 3.13         Loans from Members. Loans by Members to the Company shall not be considered Capital Contributions. If any Member shall advance funds to the Company in excess of the amounts required hereunder to be contributed by such Member to the capital of the Company, the making of such advances shall not result in any increase in the amount of the Capital Account of such Member, unless otherwise agreed by the Company the Board and such Member. The amount of any such advances that are not agreed to be additional Capital Contributions shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made. The making of any loan must be approved in advance by the Unanimous approval of the Board in advance of any loan being made.

Section 3.14         Units Governed by Article 8 of the UCC. The Company hereby irrevocably elects that all Units in the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and each other applicable jurisdiction. Should the Company issue certificates to a Member evidencing the Units held by such Member in the Company, each such certificate shall bear the following legend:

“This certificate evidences an interest in TOWNSHIP NINE OWNER, LLC and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by Applicable Law, each other applicable jurisdiction.”

Section 3.15         Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company and its Subsidiaries, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company or a Subsidiary, and no Manager, Member, Principal or their respective Affiliates or any other Covered Person shall be obligated personally for any such debt, obligation or liability of the Company or a Subsidiary solely by reason of being a Covered Person.

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Section 3.16         Exculpation. To the fullest extent permitted by Applicable Law, no Covered Person shall be liable to the Company or any other Covered Person, Member or other Person that is a party to or otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person from and after the Effective Date in good faith on behalf of the Company and its Subsidiaries and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall not be released from liability to the Company or any other Covered Person, Member or other Person that is a party to or otherwise bound by this Agreement for any such loss, damage or claim incurred by reason of such Covered Person’s breach of a duty to the Company or its Members or fraud, intentional misconduct or bad faith violation of the implied contractual covenant of good faith and fair dealing, or such Covered Person’s breach of this Agreement or other agreement with the Company or a Subsidiary to which such Covered Person is a party. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and its Subsidiaries and upon such information, opinions, reports or statements presented to the Company and its Subsidiaries by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company and its Subsidiaries, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or income or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid. Without limiting the foregoing, neither the Company nor any Covered Person shall have any liability with respect to any valuations performed pursuant to this Agreement, and shall be fully protected in relying in good faith upon the records of the Company and its Subsidiaries and upon information, opinions, reports or statements presented to the Company and its Subsidiaries by any person as to matters which the Company or such Covered Person reasonably believes are within such other Person’s professional or expert competence.

Section 3.17         Duties. Except as to the Manager and the Day-to-Day Operating Manager, and otherwise set forth in this Agreement, no Covered Person shall have any duty (including any fiduciary duty or any other duty or standard of care that may arise by default principles of law) to the Company or any Subsidiary or the Company’s Members, Manager or to other Persons that are party to or otherwise bound by this Agreement, provided, however, that nothing in this Agreement eliminates the implied contractual covenant of good faith and fair dealing or exculpates or excuses fraud, misrepresentation or gross negligence or willful misconduct.

Section 3.18         Indemnification; Insurance.

(a)          The Company shall, and shall cause its Subsidiaries to, indemnify and hold harmless each Covered Person and the Manager to the fullest extent permitted by applicable law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), obligations, expenses of any nature (including reasonable legal and accounting fees and expenses, costs of investigation and sums paid in settlement), judgments, fines, settlements, and other amounts (“Indemnified Costs”) arising from any and all claims, demands, actions, suits, or proceedings, whether civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved as a party or otherwise, incurred by reason of any act or omission performed or omitted by such Covered Person from and after the Effective Date in good faith on behalf of the Company and its Subsidiaries and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, regardless of whether the Covered Person is a Covered Person at the time any such Indemnified Cost is paid or incurred, except that neither the Manager nor any Covered Person shall be entitled to be indemnified in respect of (and this provision shall not reduce or limit the liability of a Covered Person with respect to) any Indemnified Cost incurred by such Covered Person by reason of such Covered Person’s fraud, gross negligence, intentional misconduct or bad faith violation of the implied contractual covenant of good faith and fair dealing or such Covered Person’s breach of a this Agreement or other agreement with the Company or a Subsidiary to which such Covered Person is a party, and with respect to the Manager or the Day-to-Day Operating Manager, a breach of fiduciary duties; provided, however, that any indemnity under this Section 3.18 shall be provided out of and to the extent of the assets of the Company and its Subsidiaries (including insurance) only, and no Covered Person shall have any personal liability on account thereof. Further, the Company shall not indemnify the Manager or any Covered Person in connection with a proceeding (or part thereof) initiated by such Person or any of such Person’s Affiliates, against the Company or any Subsidiary or any other Covered Person, whether by direct claim, counterclaim or otherwise, unless the initiation thereof was approved or ratified by the Board. The Company may cause each of its Subsidiaries to execute a joinder agreeing to assume responsibility for its obligations pursuant to this Section 3.18 and to act in accordance herewith.

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(b)          Notwithstanding any other provision of this Section 3.18 or otherwise in this Agreement, the Company shall, and shall cause its Subsidiaries to, reimburse Indemnified Costs incurred by the Manager or a Covered Person in connection with such Person’s appearance as a witness on behalf of the Company or its Subsidiaries or other participation at the request of the Company or a Subsidiary in a proceeding involving or affecting the Company or its Subsidiaries at a time when the Manager or a Covered Person in connection with such Person’s appearance as a witness on behalf of the Company or the Manager or a Covered Person in connection with such Person’s appearance as a witness on behalf of the Company or Covered Person is not a named defendant or respondent in the proceeding.

(c)          The indemnification provided by this Section 3.18 shall be in addition to any other rights to which the Manager or a Covered Person in connection with such Person’s appearance as a witness on behalf of the Company or the Manager or a Covered Person in connection with such Person’s appearance as a witness on behalf of the Company or a Covered Person may be entitled under any agreement or determination of the Board, both as to the Manager or a Covered Person in connection with such Person’s appearance as a witness on behalf of the Company or the Manager or a Covered Person in connection with such Person’s appearance as a witness on behalf of the Company or the Manager or a Covered Person in connection with such Person’s appearance as a witness on behalf of the Company, the Manager or the Covered Person’s capacity as the Manager or a Covered Person in connection with such Person’s appearance as a witness on behalf of the Company or the Manager or a Covered Person, and as to an action in another capacity, and shall continue as to the Manager and a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of the Manager and each Covered Person.

(d)          The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status against such liability under the provisions of Section 3.18 or under applicable law. Further, the Company shall maintain director and officer insurance covering the Manager and members of the Board of Members in an amount to be determined by the Board, but in any event no less than $1,000,000 for each incident and $10,000,000 total.

Section 3.19         Expenses; Advances. Subject to Section 3.18, to the fullest extent permitted by applicable law, the Company may, in the sole discretion of the Board, from time to time, advance the expenses (including reasonable legal fees and expenses and costs of investigation) incurred by the Manager and a Covered Person in defense or settlement of any claim, demand, action, suit or proceeding (whether civil, criminal, administrative, investigative or otherwise) that may be subject to a right of indemnification hereunder as such expenses are incurred by the Manager or such Covered Person and prior to the final disposition thereof upon receipt by the Company of a written undertaking by or on behalf of such Manager or Covered Person to repay such amount to the extent that it shall be determined that the Manager or such Covered Person is not entitled to be indemnified as authorized in Section 3.18 hereof.

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Section 3.20         Nature of Rights. The rights set forth in Sections 3.15 through Section 3.19 are contractual in nature and may not be revised as applied to prior actions of the Manager or a Covered Person by a subsequent amendment of this Agreement without such Person’s prior written approval.

Section 3.21         Change in Percentage Interests. If the Percentage Interests of any Members are changed pursuant to the terms of this Agreement during any calendar year, then the amount of all items to be credited, charged, allocated or distributed to such Members for such entire calendar year in accordance with their respective Percentage Interests in the Company shall be apportioned to the portion of such calendar year which precedes the date of such change and to the portion of such calendar year which occurs on and after the date of such change in proportion to the number of days in each such portion. The amounts of the items so allocated to each such portion shall be credited, charged, allocated or distributed to such Members in proportion to their respective Percentage Interests in the Company during each such portion of the calendar year in question.

Section 3.22         Meetings. Meetings of the Members may be held upon the notice of the Board, the Notice of any member of the Board, the Manager, or any Member, for any purpose and on not less than three calendar days after the date of such notice, at the principal office of the Company or another location selected by the Board or Manager, as the case may be, in Sacramento, California or such other location with the prior approval of the Manager.

Section 3.23         Register; No Certificates. The Company shall maintain a register indicating: (a) with respect to each issuance of Units, the date of such issuance, the percentage of Membership Interests issued and the Member to whom such Membership Interests were issued and (b) with respect to each Transfer permitted under this Agreement the date of such Transfer, the number of Units and corresponding percentage of Membership Interests Transferred, and the identity of the transferor and transferee(s) of such Membership Interests. Unless the Board determines otherwise, the Company will not issue certificates representing the Membership Interests.

Section 3.24         Record Holders. Except as may otherwise be required by Law, the Company shall be entitled to treat the record holder of Membership Interests as shown on its books as the owner of such Membership Interests for all purposes, including the payment of distributions and the Membership Interests, with respect thereto, regardless of any Transfer of such Membership Interests, and shall incur no liability for distributions of cash or other property made in good faith to such record holder until such Membership Interests have been Transferred on the books of the Company in accordance with the requirements of and in compliance with the terms of this Agreement. It shall be the duty of each Member to notify the Company of any change of address or contact information of such Member from that set forth in his Agreement or on the books of the Company.

Section 3.25         Withdrawal. Any Member may withdraw as a Member of the Company at any time, upon notice to the Manager and each Manager. In addition a Member shall be deemed to have Withdrawn from the Company if as determined by the Manager or the Board that: (a) such Member shall have made or attempted to make a Transfer of its Units in violation of the terms of this Agreement; (b) such Member has abandoned his or its Units or Membership Interests in the Company; (c) such Member has taken any action with respect to the Company, the Subsidiaries or their respective assets in violation of a material term of this Agreement; (d) such Member has or have breached in any material respect this Agreement, which breach is not cured (to the extent reasonably susceptible to cure) after written notice of such breach and a 10 day opportunity to cure such breach; (e) such Member has instituted an action against the Company, the Manager or another Member which has been found by a court of competent jurisdiction to be frivolous or sanctionable; (f) such Member has accepted substitute securities in exchange for its Units in violation of the terms of this Agreement; (g) such Member, or the Manager designated by such Member, has caused the Company to take, or has attempted to cause, an ultra vires act in violation of Section 6.8; (h) such Member or its Principal(s) had been employed by the Company or a member of the Group, and such employment was terminated for Cause as determined by a court or arbitrator or admitted by such person in writing; or (i) such Member or its Principal(s) has been convicted of, or entered a plea of nolo contendere to, any felony, or a misdemeanor relating to an act of fraud, intentional misrepresentation, embezzlement or dishonesty or any other act involving self-dealing, personal profit or a breach of fiduciary or similar duty which materially affects the Company, or any member of the Group, as determined by the Manager or the Board.

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Section 3.26         Company Rights to Repurchase Units on Withdrawal. In the event a Member has Withdrawn (or has been deemed to have Withdrawn) from the Company as set forth in Section 3.25 hereof, then in such event the Company may (but shall not be obligated to), at the election of the Manager, or with respect to the Manager at the election of the Board, elect to repurchase from such Member, and/or his or her Personal Representative or Successor, and if the Manager (or the Board, with respect to the Manager) so elects, such Member and/or such Personal Representative or Successor shall be obligated to sell to the Company, all or any portion of such Member’s Units at a price equal to the lower of (A) the Original Cost of such Units; or (B) 50% of the Fair Value of such Units.

Section 3.27         Procedure. Upon a Member’s (a “Former Member”) Withdrawal as set forth in Section 3.25 hereof, and in the event the Manager (or the Board, with respect to the Manager) has elected to repurchase such Former Member’s Units pursuant to Section 3.26, the Company shall notify the Former Member or other applicable holder in writing of such election and, within 30 days after determination of the repurchase price therefor, pay the repurchase price to the Former Member and/or his or her Personal Representative or Successor, at the sole election of the Manager (or the Board, with respect to the Manager), by (a) check or wire transfer of funds to the account specified by such Persons, and/or (b) by delivery of the Company’s promissory note as herein set forth. For clarity, the repurchase price may be paid, in the discretion of the Manager, all in cash, all by promissory note, or part by cash and part by promissory note. Any promissory note issued hereunder will be unsecured, subordinated to indebtedness of the Company then outstanding or thereafter issued on terms and conditions set forth by the Manager (or the Board, with respect to the Manager), and payable in three equal annual installments of principal, with interest accruing (without compounding) at the Prime Rate per annum, provided that payments under such promissory note shall be suspended if and for so long as the Company’s capacity to make such payments is prohibited by any credit agreement of the Company or any of its Subsidiaries. Upon payment of the repurchase price pursuant to the terms of this Section 3.27 (including, without limitation, by delivery of the Company’s promissory note to such Person), the Units subject to repurchase shall be deemed repurchased by the Company without any further action being taken by the Former Member, his or her Personal Representative or Successor or the Company.

Article 4
ALLOCATIONS

Section 4.1           Allocations of Net Income and Net Loss.

(i)          Subject to Section 4.1(iii), for each Fiscal Year (or portion thereof), except as otherwise provided in this Agreement, Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss or deduction) of the Company shall be allocated among the Members in a manner such that that would result in positive Capital Account balances equal to all amounts required to be distributed pursuant to Section 9.2 in the manner provided therein on a hypothetical liquidation of the Company. In determining the amounts distributable to the Members under Section 9.2 upon a hypothetical liquidation, the hypothetical distribution to each Member shall be equal to the amount that would be received by such Member if all Company assets were sold on the last day of the allocation period for cash equal to their basis for Capital Account purposes (provided, however, that the Company may increase or decrease Capital Accounts in accordance with applicable Treasury Regulations to reflect any revaluations of the Company’s property, including any write-downs in the amount thereof), all Company liabilities were satisfied to the extent required by their terms (limited, with respect to each “partner nonrecourse liability” and “partner nonrecourse debt”, as defined in Treasury Regulations Section 1.704-2(b)(4), to the fair market value of the assets securing such liability), and the net assets of the Company were distributed in full to the Members all as of the last day of such allocation period in accordance with Section 5.2 hereof.

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(ii)         The parties intend that the allocation provisions of this Section 4.1 shall produce Capital Account balances of the Members that will be consistent with the distribution provisions of Section 5.2 and the liquidation provisions of Section 9.2(c). Notwithstanding anything to the contrary in this Agreement, to the extent the Manager determines that the allocation provisions of this Section 4.1 may fail to produce such Capital Account balances, (i) such provisions shall be amended by the Manager to the extent necessary to produce such result; and (ii) Net Income and Net Loss and other items of income, gain, loss, credit and deduction of the Company for the most recent open year (or items of income, gain, loss, deduction, and Code Section 705(a)(2)(B) expenditures of the Company for such years) shall be reallocated among the Members to the extent it is not possible to achieve such results with allocations of Net Income and Net Loss (or items of income, gain, loss, deduction, and Code Section 705(a)(2)(B) expenditures) for the current year and future years, as determined by the Board. This Section 4.1(i) shall control notwithstanding any reallocation or adjustment of taxable income, taxable loss, or items thereof by the Internal Revenue Service or any other taxing authority.

(iii)        Special Allocations.

(i)          Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(f), notwithstanding any other provision of this Agreement, if there is a net decrease in partnership minimum gain (as defined in the Code) during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in partnership minimum gain, determined in accordance with Treasury Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.1(iii)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)         Partner Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Section 4.1, if there is a net decrease in partner nonrecourse debt minimum gain (as defined in the Code) attributable to a partner nonrecourse debt during any Fiscal Year, each Member who has a share of the partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(5), shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Treasury Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.1(iii)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

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(iii)        Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (d)(5) or (d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit Adjusted Capital Account Balance of such Member as quickly as possible, provided that an allocation pursuant to this Section 4.1(iii)(iii) shall be made if and only to the extent that such Member would have a deficit Adjusted Capital Account Balance after all other allocations provided for in this Article 4 have been tentatively made as if this Section 4.1(iii)(iii) were not a term of this Agreement. This Section 4.1(iii)(iii) is intended to constitute a “qualified income offset” provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv)        Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.1(iii)(iv) shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 4.1(iii) have been tentatively made as if this Section 4.1(iii)(iv) and Section 4.1(iii)(iii) hereof were not in the Agreement.

(v)         Partner Nonrecourse Deductions. Any partner nonrecourse deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the partner nonrecourse debt to which such partner nonrecourse deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1).

(vi)        Curative Allocations. The allocations set forth in Section 4.1(iii)(i), (ii), (iii), (iv) and (v) hereof (collectively, the “Regulatory Allocations”) are intended to comply with requirements of the Treasury Regulations. It is the intent of the parties hereto that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 4.1(iii)(vi). Therefore, notwithstanding any other provision of Article 4 (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Adjusted Capital Account Balance is, to the extent possible, equal to the Capital Account such Member would have had if the Regulatory Allocations were not terms of this Agreement and all Company items were allocated pursuant to Section 4.1. In exercising its discretion under this Section 4.1(iii)(vi), the Manager shall take into account future Regulatory Allocations under Section 4.1(iii)(iii) and (v) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 4.1(iii)(ii) and (iv).

(vii)       Allocations of Withholding. To the extent the Company receives (or is deemed to receive) an amount of income that is net of any withholding tax, (A) such income shall be allocated among the Members as if the Company received the gross amount of such income before giving effect to the payment of the withholding tax; and (B) any resulting tax credit shall be allocated among the Members such that each Member receives a portion thereof reflecting the amount of withholding tax to which such Member would be subject if such Member received the gross income allocated to such Member in accordance with clause (i) above directly.

(viii)      Member Loans. Any interest deductions with respect to loans to the Company by any Member shall be specially allocated to the Member making such loan.

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(ix)         Distributions of Nonrecourse Liability Proceeds. If, during a Fiscal Year, the Company makes a distribution to any Member of the proceeds of any nonrecourse liability of the Company that would otherwise be allocable to an increase in partnership minimum gain pursuant to Treasury Regulation Section 1.704-2(h), then the Company may elect, to the extent permitted by Treasury Regulation Section 1.704-2(h)(3), to treat such distribution as a distribution that is not allocable to an increase in partnership minimum gain.

(iv)        With respect to any Fiscal Year during which any Member’s interest in the Company changes, allocations under Article 4 shall be adjusted appropriately to take into account the varying interests of the Members during such period.

Section 4.2           Tax Allocations.

(i)          Generally. Except as otherwise provided in this Section 4.2, taxable income and loss and all items thereof shall be allocated to the Members to the greatest extent practicable in a manner consistent with the manner set forth in Section 4.1 and Sections 704(b) and (c) of the Code. Allocations pursuant to this Section 4.2 are solely for federal income tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other items or distributions pursuant to any provision of this Agreement.

(ii)         Section 704(c) of the Code. In accordance with Section 704(c) of the Code, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

(iii)        Adjustments Under Section 704(c) of the Code. In the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (ii) of the definition of “Gross Asset Value”, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted tax basis of such asset and its Gross Asset Value in the same manner as under Section 704(c) of the Code.

(iv)        Decisions Relating to Section 704(c) of the Code. Any elections or other decisions relating to allocations under this Section 4.2, including the selection of any allocation method permitted under Treasury Regulation Section 1.704-3, shall be made by the Board.

Section 4.3           Limitations on Allocations to Holders of Units. Notwithstanding any other provision of this Article 4, to the extent that any Member has been granted any Units that, by the terms of such grant or by agreement, entitle the holder, once such Units vest, to receive less than the full amount of allocations of Net Income otherwise allocable with respect to such class or series of Units generally, then the provisions of such grant or agreement shall supersede such holder’s rights under this Article 4 and the amount of reduction in allocations to such holder shall be made to all other Members in accordance with this Article 4.

Section 4.4           Accounting Principles. All decisions as to accounting principles for the Company shall be made by the Manager subject to the terms of this Agreement.

Section 4.5           Interest on and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution; provided, however, that this provision shall not be deemed to be contrary to the distribution requirement for Unpaid Preferred Return under Section 5.2(i).

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Section 4.6           Accounting Period. The Company’s accounting period shall be the calendar year.

Section 4.7           Records. At the expense of the Company, the Manager shall maintain or cause to be maintained the books, records and accounts of all operations and expenditures (collectively, the “Records”) of the Company.

Section 4.8           Tax Returns and Tax Elections.

(i)          The Manager shall cause to be prepared and filed, at the expense of the Company, all required state and federal informational tax returns for the Company on or before the date that such returns are due (including, pursuant to extensions, if obtained by or on behalf of the Company), and shall cause to be prepared and delivered to all Members, all completed informational returns due to the Members, including, without limitation, K-1 forms promptly after same are prepared. All expenses incurred in connection with the above shall be borne by the Company.

(ii)         Except as otherwise expressly provided herein, the Manager shall make all applicable elections, determinations and other decisions under the Code (or any other federal or state law), including, without limitation, the deductibility of a particular item of expense and the positions to be taken on the Company’s tax return, and shall approve the settlement or compromise of all audit matters raised by the Internal Revenue Service or other taxing authority affecting the Members generally. The Members each shall take reporting positions on their respective federal, state and local income tax returns consistent with the positions determined for the Company by the Manager.

Section 4.9           Tax Matters Member.

(i)          The Manager is hereby designated as the “Tax Matters Member” (as defined in Code Section 6231 and for purposes of this Agreement defined as the Tax Matters Member), and, subject to the further terms of this Section 4.9, is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including, without limitation, administrative and judicial proceedings, subject to the further terms of this Section 4.9, and to expend Company funds for professional services and costs associated therewith. The Members agree to cooperate with each other and to do or refrain from doing any and all things reasonably required to conduct such proceedings. All expenses incurred in connection with any such audit and with any other tax investigation, settlement or review shall be borne by the Company.

(ii)         In the event that the Company shall be the subject of an audit by any federal, state or local taxing authority, to the extent that the Company is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Manager shall be authorized to act for, and his decision shall be final and binding upon, the Company and each Member thereof; provided, however, that the Manager shall (i) notify the Members of any administrative proceeding with respect to the Company pursuant to Section 6223(c) of the Code; (ii) furnish the Members with any material correspondence or communication relating to the Company from the Internal Revenue Service received by the Manager; and (iii) make all decisions affecting the tax affairs of the Company in good faith using reasonable business judgment (it being understood and agreed that for the purposes of this Agreement, the term “reasonable business judgment” shall refer to the “business judgment rule” as the same would be applied under Applicable Law if the Person in question were a director of a corporation).

(iii)        The Company shall indemnify and reimburse the Tax Matters Member for all reasonable expenses, including, without limitation, legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members.

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Article 5
DISTRIBUTIONS

Section 5.1           Distributions. The Manager shall from time to time determine the amounts of Distributable Cash available for distribution and the timing of distributions, taking into account all debts, liabilities, and obligations of the Company then due, and working capital and other amounts deemed necessary to be reserved to meet the Company’s anticipated needs (taking into account the needs of the Company’s Subsidiaries and the assets, properties, undertakings and commitments of the Company and the Subsidiaries) and as may, in the Manager’s reasonable discretion, be needed to affect the respective business plans of the Company and the Subsidiaries, and the customary and usual obligations of the Company and its Subsidiaries and any claims known by the Manager to exist or which have been threatened, or which may, based on the passage of time become a claim, against the Company and/or its Subsidiaries and their respective businesses, assets and properties; provided, however, if any Distributable Cash as determined by the Manager is available for distribution in any calendar year, the Company shall make at least one distribution of Distributable Cash at least once during each calendar year. To the extent that the Manager shall determine that the Company generates Distributable Cash on a consistent and predictable basis, the Manager shall endeavor (but shall not be obligated to) make monthly distributions of Distributable Cash to the Members in accordance with the terms of this Agreement. The Manager may periodically review any reserves created and may increase such reserves or release any excess amounts in such reserves for distribution in accordance with this Article 5.

Distributions shall be made only to such Persons who, according to the books and records of the Company, is the holder of record of a Membership Interest on the actual date of distribution. Neither the Manager nor the Company shall incur any liability for making distributions, or determining that the Company is not then in a position to make distributions, in accordance with the provisions of the preceding sentence.

Except upon a dissolution or liquidation, no Member has any right to demand and receive any distribution in any form other than cash.

Section 5.2           Distribution of Distributable Cash. Subject to the repayment requirements of any Member Loans, Distributable Cash shall be distributed by the Manager to the Members not less often than monthly within 15 days after the end of each calendar month in which the Company has distributable cash as follows:

(i)          First: 100% to the Members, in proportion to their Unpaid Preferred Returns, until such time as the Members’ Unpaid Preferred Returns have been reduced to zero;

(ii)         Second: 100% to the Members in proportion to their Unrecouped Capital Contributions until such time as the Members’ Unrecouped Capital Contributions have been reduced to zero;

(iii)        Third: Thereafter, 100% to the T-9 Developer Member until such time as the T-9 Developer Member shall have received an aggregate total of Seven Million Dollars ($7,000,000.00) distributed to the T-9 Developer Member pursuant to this subsection 5.2(iii);

(iv)        Fourth: Thereafter, until such time as the Members have received distributions which in the aggregate have resulted in a twenty five percent Internal Rate of Return on each Members’ aggregate Capital Contributions: (A) a sum equal to (i) twenty (20%) percent of the remaining Distributable Cash reduced (but not below zero) by (ii) the 20% Recouped Promote to the Day-to-Day Manager; and (B) the balance of all Distributable Cash to the Members in proportion to their Percentage Interests; and

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(v)          Fifth: from and after such time as the Members have received distributions which in the aggregate have resulted in a twenty five percent Internal Rate of Return on each Members’ aggregate Capital Contributions: (A) a sum equal to (i) fifty percent (50%) percent of the remaining Distributable Cash reduced (but not below zero) by (ii) the 50% Recouped Promote to the Day-to-Day Manager; and (B) the balance of all Distributable Cash to the Members in proportion to their Percentage Interests.

Section 5.3           Limitation on Distributions.

(a) Notwithstanding anything to the contrary contained in this Agreement or any other agreement relating to the T-9 Project, the parties hereto expressly agree and acknowledge that until such time as the T-9 Project shall have generated any Distributable Cash available for distributions under this Agreement (which shall be the same time that the Contributors under the Contribution Agreement shall first be entitled to receive any dividends or other distributions with respect to the OP Units being issued to the Contributors under the Contribution Agreement), no Member shall be entitled to, and each Member hereby expressly waives any right to receive any Unpaid Preferred Return, and the Unpaid Preferred Return shall commence to be computed only after the T-9 Project shall have generated any Distributable Cash available for distributions under this Agreement.

(b)   Notwithstanding anything to the contrary contained in this Agreement, no distributions shall be made to any Member, if, after such distribution or is made (a) the Company would be insolvent; or (b) the net assets of the Company would be less than zero, in each case, as determined by the Manager or the Board. The Manager may base a determination that a distribution may be made in good faith reliance upon a balance sheet and profit and loss statement of the Company represented to be correct by the person having charge of its books of account or certified by an independent public or certified public accountant or firm of accountants to fairly reflect the financial condition of the Company.

Section 1.2           Receipt of Fair Value; Withholding. Notwithstanding any provision of the Act, no Person that ceases to be a Member of the Company shall be entitled to receive the fair value of such Person’s interest in the Company prior to the dissolution and winding up of the Company. The Company shall at all times be entitled to make payments with respect to any Member in amounts required to discharge any obligation of the Company to withhold from a distribution or make payments to any governmental authority with respect to any foreign, federal, state or local tax liability of such Member arising as a result of such Member’s interest in the Company (a “Withholding Payment”). Any Withholding Payment made from funds withheld upon a distribution will be treated as distributed to such Member for all purposes of this Agreement. Any other Withholding Payment will be deemed to be a recourse loan by the Company to the relevant Member. The amount of any Withholding Payment treated as a loan, plus interest thereon from the date of each such Withholding Payment until such amount is repaid to the Company at an interest rate of 8% per annum, shall be repaid to the Company upon demand by the Company; provided, however, that in the Manager’s sole discretion, any such amount may be repaid by deduction from any distributions payable to such Member pursuant to this Agreement (with such deduction treated as an amount distributed to the Member) as determined by the Manager in its sole discretion.

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ARTICLE 6
MANAGEMENT OF THE COMPANY; INFORMATION

Section 6.1           Management by Board.

(a)           Board. Subject to Section 6.1(c), except for situations in which the vote, consent or approval of one or more Members is expressly required by this Agreement or by non-waivable provisions of Applicable Law, (i) all of the powers of the Company and each of the Company’s Subsidiaries, including, without limitation; (A) converting the Company or any Subsidiary into a corporation; and (B) any merger, Conversion or consolidation of the Company or any Subsidiary with any other Person, shall be exercised by or under the authority of, and all the business and affairs of the Company and its Subsidiaries shall be managed under the direction of, a Board (the “Board”) which Board shall be fixed at two (2) Manager groups (individually referred to as a “Manager Group” and sometimes collectively referred to as “Manager Groups”), one designated by FCRE OP (the “FCRE Manager Group”) and one designated by the T-9 Developer Member (the “Developer Manager Group”). Each of the two Manager Groups shall designate one individual to act as that Manager Group’s representative (each, a “Manager Group Representative”). The FCRE Manager Group shall have three (3) out of five (5) votes on each matter on which the Manager Groups are entitled to vote, and the Developer Manager Group shall have two (2) out of five (5) votes on each matter on which the Manager Groups are entitled to vote. Each Manager Group may designate from one (1) to six (6) Managers to comprise its respective Manager Group, but each Manager Group, regardless of the number of Managers comprising each Manager Group shall only vote as a single block, and such vote shall be cast on behalf of each Manager Group by that Manager Group’s Manager Group Representative.

(b)          Each Manager Group may increase or decrease the number of individual Managers serving as Managers with respect to each Manager Group, provided that no Manager Group shall have less than one acting Manager nor more than six acting managers at any given time, and provided further that each manager group shall vote solely as a single block with the FCRE Manager Group having three (3) out of five (5) votes on each matter on which the Manager Groups are entitled to vote and the Developer Manager Group having two (2) out of five (5) votes on each matter on which the Manager Groups are entitled to vote, in each case, regardless of the number of individual Managers which each Manager Group then has serving as Managers within its respective Manager Group, and provided further that such number may be increased or decreased by the Unanimous vote of the Board as provided in Section 6.8. The initial Managers are as set forth in the first paragraph of this Agreement.

(c)          The Board may make all decisions and take all actions for the Company not otherwise provided in this Agreement by majority vote, unless or Unanimous Consent is required.

(d)          FCRE OP Member hereby initially appoints Suneet Singal, Ron Cobb and Jacob Frydman as Managers to comprise the FCRE Manager Group and T9 Developers Member hereby initially appoints Scott Syphax, Darrell Teat, Steve Goodwin and Ron Mellon as Managers to comprise the Developer Manager Group.

(e)          Day-to-day Development Management. Generally, and so long as the T-9 Developer Member shall be a Member of the Company, but at all times subject to the terms hereof and to the direction of the Board, the day-to-day management of the development of the T-9 Project shall be vested with the T-9 Developer Member (also referred to as the “Day-to-Day Manager”) who shall be responsible for the implementation of, and execution of, the development plans of the Company for the T-9 Project at the expense of the Company, and its Subsidiaries, in each case pursuant to and in accordance with the Approved Business Plan(s) and Approved Budget(s) prepared by the Manager and approved by the Board.

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(f)          Business Plans and Budgets. By November 15 of each year the Manager shall submit a plan for the proposed operation of the business (the “Business Plan”), an annual operations budget (the “Operating Budget”) and an annual plan for capital improvements and capital expenditures (the “Capital Budget”) (collectively, the “Budgets”) for the T-9 Project for the subsequent Calendar year to the Board. The Business Plan for the T-9 Project shall identify which of the of the 20 developable parcels comprising the T-9 Project shall be improved, developed, constructed, sold or otherwise dealt with in the coming calendar year. The Manager shall prepare a separate Business Plan and Budgets for each such parcel which is to be developed or constructed within the coming year. The Board shall review each such proposed Business Plan and the Budgets and shall either approve same, or shall provide the Manager with its comments and suggestions with respect to the proposed Business Plan and Operating Budget, in which case the Manager shall revise the proposed Business Plan and Operating Budget in accordance with the comments and suggestions of the Board and re-submit a revised Business Plan and Operating Budget within 10 days for further consideration by the Board, and this process shall continue until each of the Business Plans and Budgets are approved (as approved the “Approved Budget”). In the event that the Board shall fail to approve any Business Plan or Operating Budget for a subsequent year prior to the commencement of such subsequent year (or such latter date as determined by the Board), the Approved Operating Budget shall continue, except that each item shall be adjusted for CPI increases, and utilities, real estate taxes, lease payments, royalty payments and other then existing contractual undertakings of the Company or its Subsidiaries shall be deemed to be approved by the Board to the extent set forth in any executory agreement to which the Company or its Subsidiaries are parties or billed by the utilities and governmental agencies billing same. The Manager, shall, subject to the limitations contained in this Agreement and the availability of cash flow, implement the Approved Business Plans and Budgets on behalf of Company, subject to the provisions hereof. Each proposed or Approved Business Plan and Budgets shall include: A narrative description of the activities proposed to be undertaken by the Company or its Subsidiaries;

(i)          A narrative description of the Business Plan for the Company and its Subsidiaries for the year

(ii)         A projected annual income statement on an accrual basis;

(iii)        A projected balance sheet as of the end of the period;

(iv)        A schedule of proposed operating cash flow, project costs, all on a quarterly basis, including a schedule of operating deficits;

(v)         A marketing plan, and subject to the approval of the Board, and if financially feasible, of ensuring that all work contemplated for bid at Township 9 invites local, minority owned businesses (M/W/DVB) that are financially and professionally qualified and which are capable of complying with appropriate business and regulatory requirements. The Day-to-Day Manager will collaborate with the Nehemiah Social Enterprise on identifying and qualifying said business enterprises according to national Minority Supplier Development Council model guidelines with a good faith and commensurate effort, if financially feasible, of attaining 40% of project contracting to qualified (M/W/DVB) entities.

(vi)        A description of proposed development, construction and capital expenditures;

(vii)       A GANTT chart showing the timeline for each development or construction project, including projected completion dates, if possible;

(viii)      A sources and uses schedule showing the sources and uses of capital for any development or construction budget and what amounts are expected to be in the form of debt and equity, and a discussion of the expected sources for such debt and equity;

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(ix)         A description of any other item of information reasonably necessary to allow the Board to assess and approve the proposed Business Plans and Budgets.

(g)          Development or construction of any parcel. In the event that the Board has approved an Approved Budget, the Manager shall determine that it is in the best interest of the Company to develop or construct any of the 21 developable parcels or any portion thereof comprising the T-9 Project, then:

(i)          The Company shall transfer title to the developable parcel which is intended to be developed to a separate limited liability company (each, a “DevCo”) in exchange for a deemed capital contribution in the DevCo equal to the then value of the developable parcel, but in no event for a deemed capital contribution less than the value attributed to said parcel in the third column (titled “value ($/per unit)”) set forth on Schedule B attached hereto, reduced by any then remaining debt attributable to said parcel which said parcel is then subject to (based on the percentage allocation of debt as set forth on said Schedule B) as its initial capital contribution to the DevCo;

(ii)         The amount of equity capital and debt needed to effect the development/construction plan for said parcel shall be as set forth in the Approved Budget;

(iii)        The Day-to-Day Manager shall be required to contribute 5% of the total equity capital needed to effect the development/construction plan for said parcel as set forth in the Approved Budget, and said amount shall be contributed in cash by the Day-to-Day Manager to the DevCo at the time that the other equity capital is contributed to the DevCo, as the Day-to-Day Manager’s initial capital contribution to the DevCo in the amount of said cash contribution;

(iv)        The FCRE OP Member shall have the first right to make an additional capital contribution to the DevCo in any amount determined by the FCRE OP Member in its sole discretion, up to the remaining 95% of the total equity capital needed to effect the development/construction plan for said parcel as determined by the Manager, and said amount shall be contributed in cash by the FCRE OP to the DevCo at the time that the other equity capital is contributed to the DevCo, as an additional capital contribution to the DevCo in the amount of said cash contribution;

(v)         To the extent that the FCRE OP Member shall have elected to contribute less than the remaining 95% of the total equity capital needed to effect the development/construction plan for said parcel, then the Day-to-Day Manager shall use commercially reasonably efforts to raise the balance of the remaining 95% of the total equity capital needed to effect the development/construction plan for said parcel which was not contributed by the FCRE OP Member from third persons, who shall contribute the equity invested as a capital contribution to the DevCo in the amount of said investment;

(vi)        The Day-to-Day Manager shall use commercially reasonably efforts to source the debt necessary to develop the developable parcel as contemplated in its sources and uses schedule on commercially reasonable, non-recourse, terms;

(vii)       To the extent that the Company shall have transferred title to the developable parcel to the DevCo subject to any debt, the debt which the Manager shall source shall be required to pay-off the debt to which the developable parcel is subject out of the first draw down on such debt;

(viii)      The DevCo shall be structured as a limited liability company, and otherwise under the same organizational structure as the Company, with the DevCo’s operating agreement being substantially similar to this Operating Agreement (except where the context requires otherwise), and with T-9 Developer Member being the Day-to-Day Manager, and each of the additional investors being passive members, and with the Board acting as the Board of the DevCo (as reasonably amended to reflect substantial capital contributions by third parties (in each case as approved by the Board), and with a distribution waterfall of Distributable Cash of the DevCo the same as set forth in this Agreement, except that the Preferred Return shall be the highest percentage which the DevCo shall have agreed to provide any of the investor members (so long as same is not less than 12% per annum and is an equal amount for all Capital contributed);

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(ix)         The DevCo shall be obligated to pay the Day-to-Day Manager development fees equal to two (2) percent (2%) of the costs to develop the parcel (excluding the land costs) payable monthly based on the percentage of completion of the development project; a capital markets fee equal to 1% of all debt sourced and closed by the DevCo which is procured by the Day-to-Day Manager at the closing of said debt, reimbursement of all out-of-pocket expenses reasonably incurred by the Day-to-Day Manager in developing/constructing the developable parcel (monthly based on approved invoices and proper proof of payment); and a promote (in the form of the last tier of the distribution waterfall) equal to 20% of all distributions in excess of the preferred return and a return of all contributed capital; and

(x)          The DevCo’s distribution waterfall shall provide that Distributable Cash of the DevCo shall be distributed no less than annually by the Manager First: 100% to the DevCo members, in proportion to their Unpaid Preferred Returns, until such time as the Members’ Unpaid Preferred Returns have been reduced to zero; Second: 100% to the DevCo members in proportion to their Unrecouped Capital Contributions until such time as the DevCo members’ Unrecouped Capital Contributions have been reduced to zero; Third: until such time as the Members have received distributions which in the aggregate have resulted in a twenty five percent Internal Rate of Return on each Members’ aggregate Capital Contributions, 80% to the DevCo members in proportion to their Percentage Interests, and 20% to the Day-to-Day Manager in respect of its promoted interest; and Fourth: from and after such time as the Members have received distributions which in the aggregate have resulted in a twenty five percent Internal Rate of Return on each Members’ aggregate Capital Contributions, 50% to the DevCo members in proportion to their Percentage Interests, and 50% to the Day-to-Day Manager in respect of its promoted interest (the “Promote”).

(h)          DevCo purchase of certain rights. In connection with the development of the townhomes on parcels 8, 10, 12 and 15 (the “Ready To Be Built Parcels”) the Contributors have completed certain pre-development work, including, without limitation, design and development engineering and architectural work necessary for obtaining permits to build townhouses on the Ready To Be Built Parcels (the “Predevelopment Expenditures”). The Contributors have expended approximately $600,000 to date in out-of-pocket costs incurred from third-party vendors in arms’ length, bona fide transactions, in connection with such Predevelopment Expenditures. The DevCos shall reimburse T-9 Developers for the actual costs previously expended by the Contributors in connection with the Predevelopment Expenditures in connection with the Ready To Be Built Parcels, in the aggregate, in an amount up to, but not exceeding, Six Hundred Thousand Dollars ($600,000.00) for all the Ready To Be Built Parcels (with each such Ready to Build Parcels being responsible for only that portion of said approximately $600,000.00 attributable to that particular parcel, out of the first dollars funded either as equity capital or debt financing raised by T-9 Developer in connection with the development of each such Parcel, and which expenditures are included in the Development Plan and Approved Budget for each of the such of the Ready To Be Built Parcels provided that (i) the Development Plan and Approved Budget for each of the Ready To Be Built Parcels for which reimbursement of Predevelopment Expenditures are sought, includes such reimbursements; the Development Plan and Approved Budget for each of the Ready To Be Built Parcels has been approved by the Board of the Company as herein provided; (ii) there are no set-offs due to the Company from T-9 Developer or the Contributors; (iii) the work which is being sought for reimbursement was used for obtaining of the permits for the construction of townhouse units on the Development Plan and Approved Budget for each of the of the Ready To Be Built Parcels for which reimbursement of Predevelopment Expenditures are sought, and the work sought to be reimbursed is usable in connection with the construction of said townhouses; and (iv) the Contributors have provided copies of documents reasonably acceptable to T-9 Owner which evidence the amounts invoiced by third parties for such work and evidence of payment of such invoices by the Contributors in connection with each of the Ready To Be Built Parcels for which reimbursement of Predevelopment Expenditures is then being sought.

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(i)          Minimum Requirements. The Manager hereby agrees that it shall commence commercially reasonable efforts, subject to fluctuating capital and real estate markets absorption rates and construction issues, within 30 days of the date hereof, and shall continue in good faith to pursue the development of the T-9 Project until it is completed, subject to the availability of equity and debt necessary to capitalize same, and the Manager shall within 30 day of the date hereof commence pursuing the raising of the equity and debt capital necessary to develop and construct said parcels as commercially reasonable and feasible.

(j)          Removal of the Day-to-Day Manager. Upon the occurrence of a Removal Event, then at any time until the Removal Event has been cured by the Day-to-Day Manager, the Board shall have the right to remove the Day-to-Day Manager by delivering written notice (“Removal Notice”) thereof to the Day-to-Day Manager at any time following the occurrence of a Removal Event and appoint another Member or another Person (which Person may be another Party, or may be a person unrelated to the Company) to be the successor Day-to-Day Manager. As used herein, the term “Removal Event” means (i) a change of Control of the Day-to-Day Manager; (ii) if the Day-to-Day Manager is no longer a Member of the Company; (iii) the commission by the Day-to-Day Manager of a fraud, misappropriation of funds, gross negligence or willful misconduct as reasonably determined by the Board; (iv) the bankruptcy or insolvency of the Day-to-Day Manager; (v) the commission by the Day-to-Day Manager or its Principal(s) of any “Cause” event; (vi) the mutual agreement of the Day-to-Day Manager and the Board; (vii) the resignation of the Day-to-Day Manager; (viii) the breach by the Day-to-Day Manager of any representation, warranty or covenant made in this Agreement as reasonably determined by the Board; (ix) the failure of the Day-to-Day Manager to provide electronic copies of, or permit the Board to inspect and copy the Records maintained at the Day-to-Day Manager’s offices as provided in Section 7.5 hereof; (x) the Day-to-Day Manager shall fail for thirty consecutive days to reasonably pursue the development of at least one parcel or building in the T-9 Project; (xi) the failure of the Day-to-Day Manager to reasonably perform its duties as reasonably determined by the Board; (xii) in the event that the T-9 Project is over budget by 20% of any single line item, or 15% of the total of any Approved Budget; (xiii) a development project is more than 90 days behind schedule, other than for reasons not reasonably controllable by Day-to-Day Manager, as set forth in an Approved GANTT chart submitted with an Approved Budget; (xiv) the Day-to-Day Manager has taken an action in violation of Section 6.8 hereof without receiving prior Unanimous approval of the Board for same; or (xv) based on the Day-to-Day Manager’s failure to execute, comply with, perform or implement the Development Plan pursuant to Section 6.6.

(k)          In the event of removal of the Day-to-Day Manager, effective on the removal date, the removed, former Day-to-Day Manager shall have no further right to receive payments from the Company designated or expressly intended for the Day-to-Day Manager in its former capacity as Day-to-Day Manager of the Company, except for accrued expenses incurred prior to the receipt of the removal notice for which the Day-to-Day Manager is entitled to be reimbursed pursuant to the terms of this Agreement or any other applicable agreement between the Day-to-Day Manager and the Company. Upon removal of the Day-to-Day Manager the Day-to-Day Manager shall cease to be entitled to any Distributions made pursuant to Section 5.2(iii), 5.2 (iv) and 5.2 (v) hereof and any fees and promote which the Day-to-Day Manager would otherwise have been entitled to under this Agreement, the T-9 Developer Agreement and any other agreements entered into between the Day-to-Day Manager and the Company and its affiliates. Upon Removal of the Day-to-Day Manager the Board may appoint any successor Day-to-Day Manager to replace the removed Day-to-Day Manager and to cause the Company to enter into a replacement agreement or agreement on such terms as are deemed necessary or appropriate by the Board. As a condition to the removal of a Day-to-Day Manager, if there exist any liabilities (contingent or otherwise) to any holder of debt secured by the Company’s properties or any portion thereof that are recourse to the Day-to-Day Manager or any of its Affiliates, the Company shall indemnify and hold harmless the removed Day-to-Day Manager and its Affiliates of, from and against such liabilities, to the extent such liabilities arise from actions or events accruing from and after the date of such removal as a result of the willful misconduct or gross negligence of the Company or any Member or replacement Day-to-Day Manager (other than the removed Day-to-Day Manager and its Affiliates), it being agreed that the failure of the Company to take an action because no Company funds are available to pay for the same, shall not be deemed to constitute gross negligence or willful misconduct.

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(l)          Officers. The Day-to-Day Manager may, from time to time appoint one or more individuals as officers and delegate to such officers such authority and duties as the Day-to-Day Manager deems advisable. In addition, the Day-to-Day Manager may assign titles (including, without limitation, chairman, chief executive officer, president, chief operating officer, chief financial officer, vice president, secretary, assistant secretary, treasurer or assistant treasurer) to such officers and, unless the Day-to-Day Manager decides otherwise, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such officers shall be fixed from time to time by the Day-to-Day Manager with express prior written approval from the Board. Any delegation pursuant to this Section 6.1(i) may be revoked at any time by the Day-to-Day Manager, in its sole and absolute discretion and the Board may remove any officer with or without cause at any time and shall provide prompt written notice to the Members and the Day-to-Day Manager of any removal of any officer.

(m)          Contracts. The Day-to-Day Manager shall not, except as otherwise expressly permitted under this Agreement or as otherwise approved by the Board, enter into any contracts, payments, etc., with or to any Member or any Affiliate thereof, except commensurate with fees negotiated at arm’s length and at the market value payable to independent third parties for providing similar services similar in scope nature and location to the services to be provided by such Member or an Affiliate of a Member, or with any person for any matter which is not contemplated in any Approved Budget then in effect.

Section 6.2           Expenses. The Company shall pay, or cause a Subsidiary to pay, all the reasonable out-of-pocket fees, costs and expenses incurred by the Manager in connection with travel to and attendance at Board meetings and other business functions on behalf of, or in connection with, the Company or any Subsidiaries or their respective businesses.

Section 6.3           Constitution of the Board; Rights and Powers of the Board and Officers; Removal and Termination.

(a)           Board. Subject to Section 6.1, except for situations in which the vote, consent or approval of one or more Members is expressly required by this Agreement or by non-waivable provisions of Applicable Law, (i) all of the powers of the Company and each of the Company’s Subsidiaries, including, without limitation; (A) converting the Company or any Subsidiary into a corporation; and (B) any merger, Conversion or consolidation of the Company or any Subsidiary with any other Person, shall be exercised by or under the authority of, and all the business and affairs of the Company and its Subsidiaries shall be managed under the direction of, a Board (the “Board”) which Board shall be fixed at two (2) Manager groups, one designated by FCRE OP (the “FCRE Manager Group”) and one designated by the T-9 Developer Member (the “Developer Manager Group”). Each of the two Manager Groups shall designate one individual to act as that Manager Group’s representative (each, a “Manager Group Representative”). The FCRE Manager Group shall have three (3) out of five (5) votes on each matter on which the Manager Groups are entitled to vote, and the Developer Manager Group shall have two (2) out of five (5) votes on each matter on which the Manager Groups are entitled to vote. Each Manager Group may designate from one (1) to six (6) Managers to comprise its respective Manager Group, but each Manager Group, regardless of the number of Managers comprising each Manager Group shall only vote as a single block, and such vote shall be cast on behalf of each Manager Group by that Manager Group’s Manager Group Representative.

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(b)          Each Manager Group may increase or decrease the number of individual Managers serving as Managers with respect to each Manager Group, provided that no Manager Group shall have less than one acting Manager nor more than six acting managers at any given time, and provided further that each manager group shall vote solely as a single block with the FCRE Manager Group having three (3) out of five (5) votes on each matter on which the Manager Groups are entitled to vote and the Developer Manager Group having two (2) out of five (5) votes on each matter on which the Manager Groups are entitled to vote, in each case, regardless of the number of individual Managers which each Manager Group then has serving as Managers within its respective Manager Group, and provided further that such number may be increased or decreased by the Unanimous vote of the Board as provided in Section 6.8. The initial Managers are as set forth in the first paragraph of this Agreement.

(c)          The Board may make all decisions and take all actions for the Company not otherwise provided in this Agreement by majority vote, unless or Unanimous Consent is required.

(d)          FCRE OP Member hereby initially appoints Suneet Singal, Ron Cobb and Jacob Frydman as Managers to comprise the FCRE Manager Group and T9 Developers Member hereby initially appoints Scott Syphax, Darrel Teat, Ron Mellon and Steve Goodwin Managers to comprise the Developer Manager Group.

(e)          In the event any vacancy in the Board shall occur as a result of death, disability or resignation of a Member of the Board, except as otherwise set forth in this Agreement, the Member that appointed said Board member may designate such Board member’s successor. Either the FCRE OP or the T9 Developers Member may, from time to time, upon written notice to all other Members, elect to replace a person previously appointed by such Member to the Board, and who is then serving as a Board Member, with any other persons, effective immediately upon the sending of written notice (the “Notice of Appointment”) subject, in each case, to the right, in favor of the other Member who has the right to appoint members of the Board, to object to such appointment, and veto said appointment, provided however, that: (i) such objection must be in writing (the “Objection Notice”) and must be properly sent by the objecting Member within ten (10) days of the receipt of the Notice of Appointment; (ii) the Objection Notice must state with specificity the reasons for said objections; and (iii) the reasons for said objection must be reasonable.

(f)          Except as specifically provided otherwise in this Agreement, and except for those matters which require the Unanimous vote, consent or approval of the Board as set forth in Section 6.8 herein, or as otherwise required by non-waivable provisions of the Act, any action taken by the Board may only be taken with the approval, either in writing or at a duly called meeting of Board held (in accordance with Section 4.1(iii)(e) of a majority of the votes held by the members of the Board then serving on the Board. Each Board member shall be entitled to one vote on matters coming before the Board.

(g)          The Board may establish one or more committees, which shall be comprised solely of its Members.

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(h)          Any Board member may be removed from the Board for Cause by the majority vote of the other Board members not then subject to removal for Cause.

Section 6.4           Meetings of Board.

(a)          The Board may hold its meetings at the principal office of the Company, or such other location(s) as set forth in the notice of meeting which conforms to the terms of this Agreement.

(b)          Except as otherwise set forth in this Agreement, meetings of the Board or a Board committee shall be held whenever called one or more Board members. Notice of the day, hour and place of holding of each meeting of the Board or any meeting of a Board committee shall be given to each Board member or committee member by email or any other method under Section 12.1, at least 72 hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at any such meeting. At any meeting at which every Board member shall be present, even though without any notice, any business may be transacted.

(c)          A quorum for the transaction of business by the Board shall consist of Board Members holding 80% of the votes then serving on the Board, and a quorum for the transaction of business by a Board committee shall consist of committee members holding a majority of the votes held by the committee members then serving on such committee. If at any meeting of the Board or committee thereof, there is less than a quorum present, holders of a majority of the votes held by those present may adjourn the meeting from time to time until a quorum is present upon Notice to all Board members.

(d)          The Manager and any Board Member may participate in any meeting of the Board or a Board committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

(e)          Any action required or permitted to be taken at any meeting of the Board or a committee thereof may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by Board members holding the requisite number of the votes held by the Board members then serving on the Board or such committee as such action requires. Prompt notice of the taking of an action without a meeting by less than unanimous written consent shall be given to those Board members who have not consented in writing. A Board member who does not participate in any such meeting may approve any matter by email.

Section 6.5           Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company and its Subsidiaries, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company or a Subsidiary, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company or a Subsidiary solely by reason of being a Covered Person.

Section 6.6           Operating of DevCos.

(a)          Proposed Development Plan. No more than 30 days after to the formation of a DevCo pursuant to Section 6.1 the Day-to-Day Manager shall provide each Board member and the Manager a description of the proposed development, construction and capital expenditures (collectively the “Development Plan”) for each parcel, which shall include;

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(i)           A GANTT chart showing the timeline for each development or construction project, including projected completion dates, if possible;

(ii)         A narrative description of the proposed development, and the underwriting and proformas for same.

(iii)        A sources and uses schedule showing the sources and uses of capital for any development or construction budget and what amounts are expected to be in the form of debt and equity, and a discussion of the expected sources for such debt and equity; and

(iv)        A description of any other item of information reasonably necessary to allow the Board to assess and approve the proposed development plan and budgets;

(b)          Approval of the Development Plan. Within 15 days of the acknowledged receipt of the Development Plan, the FCRE OP Member shall provide to the Day-to-Day Manager with either their approval of the Development Plan, or comments and proposed changes to the Development Plan;

(i)          In the event that FCRE OP Member provides the Day-to-Day Manager with comments and changes to the Development Plan, FCRE OP Member and Day-to-Day Manager shall have 10 days from receipt of such comments and proposed changes to, in good faith and through the use of commercially reasonable efforts, negotiate a mutually agreed upon Development Plan, and such process shall continue until such time as the Board shall approve the mutually agreed upon Development Plan;

(c)          Upon approval of the Development Plan by the Board, the Approved Budget shall be revised by the Day-to-Day Manager to incorporate the approved Development Plan, and same shall thereafter constitute the Approved Budget.

(d)          Minimum Requirements. The Day-to-Day Manager hereby represents and warrants to each other Party that other than staff level design review approval, there are no Approvals or Entitlements required in order to pull building permits for any of the remaining un-developed 21 parcels consisting of the Contributed Properties. The first phase final map for the T-9 Project was recorded on in 2012, creating 6 legal parcels and 2 large remainder parcels. Any of these 6 parcels can be transferred immediately with no further subdivision required. Schematic design and development for apartments and townhomes has begun on parcels 8, 10, 12 and 15 with all necessary infrastructure in place and paid for, and there is no additional infrastructure improvements required to permit development of, and construction of 44 Townhouse Units on Parcel 8, 203 Type III Proposed Units and 147 Type V Proposed Units on Parcel 10, 207 Type III Proposed Units on Parcel 12, and 48 Townhouse Units on Parcel 15 (collectively, the “Ready To Be Built Units”), and with respect to each of the foregoing, the Developer Manager knows of no matter or item which needs to be undertaken, installed, constructed or paid for other that the pulling of building permits to enable the construction of the units on Parcels 8. 10, 12 and 15, and except for the application for a building permit and the payment of the building permit fee, if any, there is nothing else required in order to obtain building permits to construct any of the Ready To Be Built Units.

(e)          Best Efforts. Manager shall use its best efforts to execute, implement, perform or comply with any mutually agreed upon Development Plan in a timely manner.

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(f)          Indemnification. Day-to-Day Manager shall indemnify, defend and hold harmless the Company and FCRE OP Member from and against any and all claims, cost, damages, expenses, losses, and or liabilities (collectively “Claims” for the purposes of this section) arising from or related to Day-to-Day Manager’s failure to execute, implement, perform or comply with any mutually agreed upon Development Plan subject to applicable notice and cure periods and force majeure delays.

(g)          Applicable Laws. Day-to-Day Manager must only implement, execute, perform and/or comply with the mutually agreed upon Development Plan to the extent allowable by applicable local, state and federal laws.

Section 6.7           Information Rights. The Company shall comply with, and will cause its Subsidiaries to comply with, the following provisions:

(a)          Annual Statements. Within 120 days after the close of each Fiscal Year of the Company, the Manager shall cause the Company to deliver to the Board consolidated balance sheets and statements of income and retained earnings and cash flows of the Company and its Subsidiaries, which annual financial statements shall show the financial condition of the Company and its Subsidiaries as of the close of such Fiscal Year and the results of the Company’s operations during such Fiscal Year. Each of the financial statements delivered in accordance with the immediately preceding sentence shall be certified by the Company’s accounting firm auditing the same to have been prepared in accordance with GAAP, except as specifically disclosed therein.

(b)          Quarterly Statements. Within 60 days after the end of each calendar quarter, the Manager will deliver to the Board: (i) consolidated balance sheets and statements of income and retained earnings and of cash flows for the Company and its Subsidiaries as of the end of such month, comparing such financial position and results of operations against the same periods for the prior year and against the Approved Budget; and (ii) a letter from the Company’s management discussing the revenues and operations of the Company and its Subsidiaries with respect to such month.

(c)          Monthly Statements. Within 15 days after the end of each calendar month, the Manager will deliver to the Board consolidated balance sheets and statements of income and retained earnings and of cash flows for the Company and its Subsidiaries as of the end of such month, comparing such financial position and results of operations against the same periods for the prior year and against the Approved Budget.

(d)          Other Member’s Rights to Information. Members who are not otherwise specifically entitled to information under this Section 6.7 are only entitled to information as set forth in Section 7.5 hereof.

(e)          Termination of Information Rights. The information rights granted pursuant to this Section 6.7 and Section 7.5 will lapse and terminate immediately (i) as to any Member who Withdraws or is deemed to have Withdrawn from the Company; (ii) as to each Board Member upon the removal or resignation of such Board Member; (iii) as to Manager whose employment with the Company or any Subsidiary is terminated for Cause; and (iv) as to each Member or Manager who breaches this Agreement or any covenant, agreement, undertaking, representation or warranty made in this Agreement or in any other agreement with the Company, any Subsidiary or any member of the Group.

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Section 6.8           Unanimous Votes Required. Notwithstanding anything to the contrary contained in this Agreement, the Company and Day-to-Day Manager shall not, and shall not permit any of the Subsidiaries to, engage in or cause any of the following transactions or take any of the following actions, and the Board shall not permit or cause the Company or any of the Subsidiaries to engage in, take or cause any such action, except with the Unanimous prior approval of all of the Board members:

(a)          the issuance of any Units, class of Units, or the increase or decrease in the authorized numbers of Units, or the authorization or issuance of any equity securities by the Company or any Subsidiary or other equity securities pursuant to Section 3.2, other than those issued and outstanding as of the Effective Date; (A) to any Person not already a Member; or (B) except as provided in Section 3.3, to existing Members in any proportions different than their Proportionate Shares;

(b)          the repurchase of any Units by the Company;

(c)          the admission of an additional Member;

(d)          any action that results in a merger, Conversion, liquidation or dissolution of the Company or any Subsidiary;

(e)          [INTENTIONALLY OMITTED]

(f)          the making of any Additional Capital Calls;

(g)          except as may be set forth in any Approved Budget, the incurring of any debt obligations by the Company or by any Subsidiary of Company; and the making of any loan of funds by the Company or by any Subsidiary of Company; or in undertaking and binding the Company or any Subsidiary to any finance or capital lease, or guaranty;

(h)          the entering into any hedge or swap transaction;

(i)          any prepayment, defeasance, yield maintenance payment or similar payment with respect to any debt obligation of the Company or any Subsidiary not otherwise set forth in an Approved Budget in an amount in excess of $150,000 with respect to any asset or property of the Company or any Subsidiary;

(j)          any guarantee or other direct or indirect assumption of liability in excess of $50,000 by the Company or any Subsidiary, or any amount with respect to the obligations of any third party;

(k)          an increase or decrease in the number of Board members authorized to comprise the Board of the Company or any Subsidiary;

(l)          the acquisition of any Subsidiary other than a DevCo formed pursuant to this Agreement;

(m)          the granting of any mortgage, security interest, Lien or Encumbrance on any assets of the Company or any Subsidiary;

(n)          the granting of consent or approval with respect to any Transfer of any Units other than in a Permitted Transfer or as otherwise expressly permitted in this Agreement;

(o)          any modification or amendment of this Agreement;

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(p)          the authorization of any New Units, or the authorization of any new class of Units; or the increase or decrease in the authorized numbers of Units, or the authorization or issuance of any equity securities by the Company or any Subsidiary;

(i)          the initiation of any litigation or arbitration, and the prosecution, waiver, settlement or compromise of any claim or cause of action of or against the Company or a Subsidiary;

(ii)         the prosecution or any settlement of any insurance claim or any condemnation award with respect to any claims, actions, causes of action, assets or properties of the Company or any Subsidiaries;

(q)          approve, adopt, amend or modify any Development Plan or make any expenditure which exceeds 15% of any line item in any Development Plan, or 10% of the total expenditures set forth in any Development Plan;

(r)          any action to change the tax status of the Company;

(s)          approve, adopt, amend or modify any Budget or Business Plan or make any expenditure which exceeds 15% of any line item in any Approved Budget, or 10% of the total expenditures set forth in any Approved Budget;

(t)          the entry into by the Company or any Subsidiary and the taking by the Company or any Subsidiary of any and all actions in connection with any acquisition, disposition, merger, “roll-up” consolidation, reorganization, recapitalization, restructuring, joint venture, partnership, limited liability company, or any other material business transaction involving the Company, its Subsidiaries or its assets, including, without limitation, any and all actions in connection with any initial public offering of ownership interests in the Company or its Subsidiaries (or in connection with the merger or the transfer of the assets of the Company or its Subsidiaries to any corporation or other entity that is the successor to the Company or its Subsidiaries that intends to conduct an initial public offering) or any transfer of all or any portion of the assets of the Company or its Subsidiaries to a public or private market vehicle;

(u)          the approval of each Business Plan and Operating Budget for the Company prepared by the Manager, and any modifications or amendments thereof;

(v)         except to the extent dissolution of the Company is permitted or required by this Agreement or any non-waivable provision of applicable law, the dissolution and winding up of the Company;

(w)        the institution or defense of any legal proceedings (including arbitration) in the name of the Company or any Subsidiary, the settlement of any such legal proceedings and the confession of any judgment against the Company any Subsidiary, or any property thereof other than matters involving sums less than Fifty Thousand Dollars ($50,000);

(x)          any of the following: (i) the filing of any voluntary petition in bankruptcy on behalf of the Company or any Subsidiary; (ii) the consenting to the filing of any involuntary petition and bankruptcy against the Company or any Subsidiary; (iii) the filing on behalf of the Company or any Subsidiary of any petition seeking, or consenting to, the reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency; (iv) the consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company any Subsidiary or a substantial part of their respective properties; (v) the making on behalf of the Company of any assignment for the benefit of creditors; (vi) the admission in writing of the Company’s or any Subsidiary’s inability to pay its debts generally as they become due; or (vii) the taking of any action by the Company or any Subsidiary in furtherance of any such action;

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(y)          any and all tax or accounting elections permitted or required to be made by the Company or any of its Subsidiaries;

(z)          make any change in any Member’s Capital Contribution Commitment, except as expressly permitted pursuant to this Agreement; or

(aa)         as to the Company or any Subsidiary: to (i) amend or modify its Certificate of Formation; (ii) change or designate its Tax Matters Partner; (iii) change its name; (iv) change its purpose; (v) hire or fire its accounting firms or law firms; (vi) approve a recapitalization, consolidation, merger, recapitalization, Conversion or other business combination; (vii) determine whether or not to extend indemnification to any Person, except as expressly provided in this Agreement; (viii) increase or decrease the number of managers, general partners or the size of the board; (ix) hire or fire any Family Member or in-law of a member, partner or manager, or an affiliate of any of the foregoing; or (x) the entry by the Company or any Subsidiary into an agreement with a Member, or any of a Member’s Affiliates or Principals or any of their respective Affiliates.

Any acts which are taken in violation of this Section 6.8 shall be deemed ultra vires and of no force or effect, and shall be null and void ab initio, and the Board Member is hereby expressly authorized to notify any persons who have participated in, or are counter-parties to any such ultra vires acts or transactions that the Company is not, and shall not, be bound by any such actions or transactions. Any party who shall cause an ultra vires act to be undertaken shall (A) be obligated to indemnify the Company and each other Member and each Covered Person for any costs, damages or other expenses incurred by the Company, any Subsidiary, any Manager and/or any other Member as a result of the unauthorized action of such party, its Principals or any of their respective Affiliates; and (B) such Member (or the Member who is affiliated with such Person) shall automatically be deemed to have withdrawn from the Company. To the fullest extent permitted by Law, any attempted action in contravention of this Article 6 shall be null and void ab initio and not binding upon the Company, any Subsidiary, any other Member and/or any other Covered Person.

Section 6.9           Bank Accounts. The Manager may from time to time open one or more bank accounts in the name of the Company and any Subsidiary, and shall be the sole signatory thereon, unless the Board unanimously determines otherwise.

Section 6.10         Liability for Certain Acts; Exculpation. Except as expressly provided for in this Agreement including those matters concerning any Development Plan, the Day-to-Day Manager shall devote such time to the Company’s business as the Day-to-Day Managers deems to be necessary or desirable in connection with their duties and responsibilities hereunder. So long as the Day-to-Day Manager is using diligent commercially reasonable efforts and does not engage in willful misconduct in performing its duties and does not breach its covenants and agreements herein, the Day-to-Day Manager shall have no liability to the Company, the Subsidiaries, the Members, the Company’s and the Subsidiaries’ employees, officers, directors, equity owners and each of their respective affiliates for any matter whatsoever by reason of being or having been a Day-to-Day Manager or with respect to any decisions, actions taken, or any elections not to act or refrain from acting on or as to any matter whatsoever. The Day-to-Day Manager does not, in any way, guarantee a profit for the Members from the operations of the Company, the Subsidiaries, their respective assets and properties.

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Section 6.11        Duty to Company.

(a)          the Members recognize that the Day-to-Day Manager and each of the Members and their Principals and each of their respective officers, directors, shareholders, members, partners, employees and Affiliates have or may have in the future other business interests, activities and investments, some of which may be in conflict with the business of the Company, and that the Manager and each of the Members and their Principals and each of their respective officers, directors, shareholders, members, partners, employees and Affiliates are entitled to carry on such other business interests, activities and investments. Each Manager and each of the Members and their Principals and each of their respective officers, directors, shareholders, members, partners, employees and Affiliates may engage in or possess an interest in any business or venture of any kind, independently or with others, on their own behalf or on behalf of other entities or persons with which the Manager or any of the Members is affiliated or otherwise. The Manager and the Members and their Principals and each of their and their respective officers, directors, shareholders, members, partners, employees and Affiliates may engage in such activities, whether or not competitive with the Company, without any obligation to offer any interest in such activities to the Company or to the other Members. Neither the Company nor any Member nor any Manager shall have any right, by virtue of this Agreement, in or to any other activities of any of the Manager or Members their Principals and each of their and their respective officers, directors, shareholders, members, partners, or employees and Affiliates or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company, shall not be deemed wrongful or improper. Notwithstanding the foregoing, so long as the Company owns any portion of the T-9 Project which is not fully developed, each Member and each Day-to-Day Manager hereby agrees and covenants to the Company and each of the other Members that so long as he or it is a Member or Day-to-Day Manager of the Company he or it will not undertake to develop or assist any other Person in developing any property within the River District area of Sacramento as shown in Schedule C, directly or indirectly, unless agreed to in advance in writing by the Board; and he or it will not, without in each case having obtained the prior written consent of the Board, render services to, or give advice to, or be directly or indirectly affiliated with (as employee, partner, consultant or otherwise) any Person that is developing any property within 10 miles of the T-9 Project.

Section 6.12         Indemnity of Manager, Employees and Other Agents. The Company shall, to the fullest extent permitted by Applicable Law, indemnify and defend each Covered Person (each individually an “Indemnified Party”) and hold each Indemnified Party harmless from and against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and expenses) which such Indemnified Party may suffer or incur or to which such Indemnified Party may become subject, arising from or in connection with this Agreement or the Company’s and its Subsidiaries’ business or affairs, except for (and only to the extent that) any loss, claim, damage, liability or expense attributable to (a) a willful breach of his or its covenants and agreements herein; (b) the gross negligence or willful misconduct of such Indemnified Party; or (c) the breach of fiduciary duty of such person to the Company. If any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising from or in connection with this Agreement or the Company’s or any of its Subsidiaries or assets or properties, the Company shall reimburse such Indemnified Party for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as and when they are incurred, provided that such Indemnified Party shall promptly repay to the Company the amount of any such reimbursed expenses if it shall ultimately be determined that such Indemnified Party was not entitled to be indemnified by the Company in connection with such action, proceeding or investigation. If for any reason (other than the reasons set forth in clauses (a) to (c) of this section above) the foregoing indemnification is unavailable to the Indemnified Party in question or is insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by the Indemnified Party in question as a result of such loss, claim, damage, liability or expense, in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Indemnified Party in question on the other hand or, if such allocation is not permitted by Applicable Law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations. To the extent that the foregoing provision is inconsistent with or conflicts with other provisions of this Agreement regarding Manager’s duties and responsibilities concerning any Development Plan, those provisions relevant to the Development Plan supersede this section, govern and control.

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Section 6.13         Waiver, Release and Indemnity by the Members. Each Member acknowledges and agrees that, in exercising the authority granted to the Board members in this Agreement, to the fullest extent permitted by law, subject to any limitations specifically set forth herein, the Board members shall have no duty, obligation or liability to any Member or their Principals and each of their and their respective officers, directors, shareholders, members, partners, employees and Affiliates or any other person whatsoever, it being understood that each Board Member shall be entitled to exercise his authority in any manner he deems reasonably necessary or desirable to fulfill any such Company objectives, provided such authority is exercised in the best interests of the Company and the Members as determined by the business judgment of such Board Member. Each Member hereby (a) absolutely, unconditionally and irrevocably releases, waives, relinquishes, renounces and discharges forever each Board member from any and all claims, covenants, contracts, agreements, promises, judgments, demands, actions or manner of actions, resulting or arising as a result of such Board Member’s exercise of the broad rights granted to such Board Member under this Agreement, subject to any limitations specifically set forth herein; and (b) to the fullest extent permitted by Law, except with respect to a willful breach by a Board Member of his or its covenants and agreements herein, agrees to indemnify each Board Member and hold each Board Member harmless from and against any and all costs, expenses and other liabilities of any kind incurred by the Company, the Subsidiaries, any Manager and any Member their Principals and each of their respective officers, directors, shareholders, members, partners, employees and Affiliates as a result of any claim, action or proceeding brought by or on behalf of a Member (other than as a result of a willful breach of this Agreement or as a result of gross negligence or willful misconduct of a Board Member), or any other Person, predicated on the existence of or otherwise relating to any of the rights waived or released in this Section 6.13. To the extent that the foregoing provision is inconsistent with or conflicts with other provisions of this Agreement regarding Manager’s duties and responsibilities concerning any Development Plan, those provisions relevant to the Development Plan supersede this section, govern and control.

Section 6.14         Resignation. The Day-to-Day Manager may resign at any time by delivering his or its written resignation to the Board, such resignation to specify whether it will be effective at a particular time, and if no time is specified, resignation shall be effective upon receipt by the Board. In the event of the resignation of the Day-to-Day Manager the Board may, by Unanimous approval, appoint a successor Day-to-Day Manager.

Section 6.15         [Intentionally Omitted.]

Section 6.16.       Redemption Rights. The Board by Unanimous vote may direct the Manager to cause the Company to redeem all or any portion of the issued and outstanding membership interests in the Company at any time, and from time to time, on such terms as the Manager shall deem appropriate in the Manager’s sole discretion, provided that with respect to each redemption all Members are treated equally with respect to the redemption compensation and the percentage of such compensation which is paid in cash and/or in kind, and that each redemption is made proportionately in respect of each Member’s Percentage Interests as a percentage of all Members’ Percentage Interests. The Manager’s right as herein provided may be used to redeem Membership Interests for any reason in good faith believed by the Manager to benefit the Company and/or the Members, including, without limitation, as a means to sell 100% of the Membership Interests in the Company in lieu of the sale of the Company’s assets, or other sale of the Company in connection with any transaction or series of transactions, or otherwise, which are determined by the Manager to be in the best interests of the Company and/or the Members. The Manager shall not need to obtain the consent of any Member in connection with any redemption, and the Manager is authorized to either retire redeemed interests as treasury interests, or to sell the redeemed interests, or any combination thereof, as the Manager shall determine. Each Member hereby appoints the Manager as his, her or its agent in fact, with full power of attorney, to effect any such redemptions on behalf of each Member and their respective Principals, and each Member hereby expressly agrees that this right is coupled with an interest and is irrevocable.

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ARTICLE 7
MEMBERS

Section 7.1           Limited Liability. Except as otherwise provided by the Act or this Agreement, the Members will not be personally liable for any obligations of the Company and will have no obligation to make contributions to the Company in excess of their respective Capital Contributions.

Section 7.2           No Member Management Rights. Except as otherwise expressly set forth in this Agreement, the Members shall have no voice or participation in the management of the Company business, and no power to bind the Company or to act on behalf of the Company in any manner whatsoever, and shall not participate in the control, management, direction or operation of the affairs of the Company or any of its Subsidiaries and shall have no power to act for or in any way bind the Company or its Subsidiaries, except as specially authorized by this Agreement. Except as otherwise expressly set forth in this Agreement, no Member, as such, shall have the authority or power, directly or indirectly, to act as agent of the Company for any purpose, or to engage in any transaction, make any commitment, enter into any contract or incur any obligation (whether as principal, surety or agent) in the name of the Company or any Subsidiaries, or in any other ways to bind the Company or to hold itself out as acting for or on behalf of the Company. A Member shall be obligated to indemnify the Company for any costs, damages or other expenses incurred by the Company as a result of the unauthorized action of such Member, its Principals or any officer, employee or agent of such Member. To the fullest extent permitted by Law, any attempted action in contravention of this Section 7.2 shall be null and void ab initio and not binding upon the Company. The Company shall not be responsible or liable for any indebtedness or obligation of any Member incurred or arising either before or after the Effective Date.

No Member shall have any authority to bind, to act for, to execute any document or instrument on behalf of or to assume any obligation or responsibility on behalf of any other Member. No Member shall, by virtue of executing this Agreement, be responsible or liable for any indebtedness or obligation of any other Member incurred or arising either before or after the Effective Date.

Section 7.3           Company Debt Liability. Except as otherwise set forth in this Agreement, a Member will not be personally liable for any debts or losses of the Company beyond its Capital Contribution.

Section 7.4           List of Members. Upon written request of any Member, the Manager shall provide a list showing the names and addresses of all Members.

Section 7.5           Company Books. The Day-to-Day Manager shall maintain and preserve, during the term of the Company, the accounts, books, and other relevant operating documents for all the assets owned by the Company or its Subsidiaries at the Day-to-Day Manager’s offices, and the Day-to-Day Manager shall maintain and preserve, during the term of the Company, the accounts, books, and other relevant Company documents at the Company’s principal office, which books shall be kept confidential by all Members; provided that, the Board members (directly or through representatives) shall have unfettered access to and the right upon 48 hours prior email or telephonic notice to the Day-to-Day Manager to inspect and copy each and every of the operating documents for all assets owned or operated by the Company or its Subsidiaries which are maintained at the Day-to-Day Manager’s offices (either at such office, or be provided with scanned PDF electronic copies by the Day-to-Day Manager emailed to the Board member as directed by the Board member). Any Member, upon two Business Day’s written notice to Day-to-Day Manager, shall be entitled to inspect any books and records of the Company as maintained or available to Day-to-Day Manager. Any Member exercising such inspection rights shall reasonably cooperate with Day-to-Day Manager so as to not unreasonably interfere with the Day-to-Day Manager’s business operations.

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Section 7.6           Acknowledgement of Risks. Each Member hereby acknowledges that investments made in the Company may suffer a diminution in value at any time and agrees that, except as otherwise expressly set forth in this Agreement, neither the Board, the Day-to-Day Manager, nor any of their respective Affiliates shall have any duty (including, without limitation, fiduciary duties) to any Member as to the preservation, enhancement or protection of assets of the Company or its Subsidiaries, and while the Board and the Day-to-Day Manager shall endeavor to establish the various business goals of the Company, Distributable Cash to the Company shall be dependent, at least in part, upon the performance of the Company’s businesses, and the Members understand and accept the risk that the Company may never receive any Distributable Cash, and that the Members may never receive any distributions.

Section 7.7           Company Property. All Subsidiaries and property of the Company shall be owned by the Company subject to the terms and provisions of this Agreement, and no Member shall have any interest in any specific asset of the Company.

Section 7.8           Priority. Except as may be expressly provided in this Agreement, and except with respect to loans made by the Manager, or the Members to the Company, no Member shall have priority over any other Member as to distributions.

Section 7.9           Liability of a Member to the Company. A Member who receives a distribution from the Company is liable to the Company only to the extent provided by the Act.

Section 7.10         Exculpation. Except as otherwise set forth in this Agreement, no Member shall be liable to the Company or to any other Member for damages (including, without limitation, consequential damages) for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by it in connection with this Agreement or the Company’s business or affairs, except (and to the extent of) any such loss, claim, damage or liability attributable to the gross negligence or willful misconduct of such Member. Notwithstanding the foregoing, and notwithstanding anything contained in this Agreement to the contrary, a Member shall be obligated to indemnify the Company for any costs, damages or other expenses incurred by the Company as a result of the unauthorized action of such Member, its Principals or any officer, employee or agent of such Member. To the fullest extent permitted by Law, any attempted action in contravention of this Article 7 shall be null and void ab initio and not binding upon the Company. The Company shall not be responsible or liable for any indebtedness or obligation of any Member incurred or arising either before or after the Effective Date.

Section 7.11         Representation and Warranty of Members. Each Member and Manager as a condition to admittance as a Member, or as a condition to acceptance of appointment as a Manager or as Manager hereby represents and warrants to the Company, the Manager and to each other Member that such person and its Principals and Affiliates, is or are not, nor have any of them ever been: (a) convicted of a felony or misdemeanor (other than a minor traffic violation); (b) a member, associate, affiliate, instrument of, or in any way, directly or indirectly, knowingly involved with organized crime or persons associated with organized crime; (c) disbarred, had an application for a license rejected, or suspended for more than one year, or had a license revoked, with respect to the practice of law, accounting or medicine, or in connection with the sale of securities; (d) the subject of an enforcement action by the US Securities and Exchange Commission, NASD or FINRA.

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Section 7.12        Compensation of Members and their Affiliates. No Member, nor any of its respective Principals and their respective Affiliates, shall be entitled to compensation from the Company or any Subsidiary in connection with any matter that may be undertaken solely in connection with the fulfillment of its duties and responsibilities as a Member hereunder, except as otherwise provided in this Agreement, or as determined by the Board.

Section 7.13        No Agency or Authority. Except as otherwise expressly set forth in this Agreement, no Member is an agent of or has authority to act for or bind the Company solely by reason of such Member’s status as a Member. Any Member who takes any action or purports or attempts to bind the Company in violation of this Section 7.13 shall be solely responsible for any loss and/or expense incurred by the Company, its Subsidiaries, the Managers or any Member as a result of such unauthorized action, and such Member shall indemnify and hold harmless the Company, its Subsidiaries, each Manager and each other Member with respect to such loss and/or expense.

Section 7.14        [Intentionally Omitted.]

Section 7.15        Mandatory Pledge. Each of the Members agrees to pledge and grant a Lien on and a security interest in and to their respective Units to one or more lenders to the Company or Subsidiaries, and take all steps necessary to enable such senior lenders to perfect such Liens and security interests, on such terms and conditions as may from time to time be requested by the Board; provided that, none of the Members shall be obligated to so pledge their respective Units or grant a Lien on or security interest therein, except on terms and conditions that are identical in all material respects as those that are to be applied to the other Members with respect to the Units held by the other Members.

Section 7.16        Preemptive Rights. The Company shall only issue New Units in accordance with the following terms:

(a)          Notwithstanding clauses (b) through (i) of this Section 7.16, the Board may waive, either prospectively or retrospectively, any and all rights arising under this Section 7.16 with respect to the issuance of any New Units to any Person, or may elect to waive the rights under this Section 7.16 with respect to the issuance of a portion of such New Units (a “Partial Waiver”), provided none of the Members or their Affiliates are purchasing those New Units subject to a waiver or Partial Waiver, and any such waiver or Partial Waiver shall be effective as to all holders with such rights under this Section 7.16.

(b)          In the event the Company desires to issue any New Units or other Membership Rights, with the prior approval of the Board pursuant to Section 6.8, it shall first deliver to each Member that demonstrates to the Company’s reasonable satisfaction that it is an “accredited investor” (within the meaning of Regulation D promulgated under the Securities Act) (collectively, the “Preemptive Rights Holders” and each a “Preemptive Rights Holder”) a written notice (each such notice, a “Notice of Proposed Issuance”) specifying the name and address of the proposed purchaser of the New Units or other Membership Rights (each such purchaser, a “Proposed Buyer”), the type and total number of such New Units or other Membership Rights which the Company then desires to issue to such Proposed Buyer (such New Units or other Membership Rights, the “Offered New Units”), all of the material terms, including the price, upon which the Company proposes to issue such Offered New Units to such Proposed Buyer, and stating that the Preemptive Rights Holders shall have the right to purchase such Offered New Units in the manner specified in this Section 7.16 at the price and in accordance with the terms and conditions specified in such Notice of Proposed Issuance.

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(c)          During the 10 Business Day period commencing on the date on which the Preemptive Rights Holders receive the Notice of Proposed Issuance (the “Offer Period”), each Preemptive Rights Holder shall have the option to purchase the Offered New Units subject to such Notice of Proposed Issuance at the price and terms specified in such Notice of Proposed Issuance and in the amount specified in Section 7.16(d). A Preemptive Rights Holder shall give written notice of its election to purchase Offered New Units to the Company on or before the last day of the Offer Period and, if a Preemptive Rights Holder has not given such written notice within such period, such Preemptive Rights Holder shall be deemed to have rejected its right to purchase the Offered New Units. If the Offered New Units are being offered as a part of an investment unit together with debt or other instruments, any election by a Preemptive Rights Holder to purchase Offered New Units shall also constitute an election to purchase a like portion of such debt or other instruments. Each Preemptive Rights Holder shall have the right to condition his, her or its purchase of the Offered New Units upon the closing of the sale of the balance of such Offered New Units.

(d)          Each Preemptive Rights Holder shall have the right to purchase up to that number of the Offered New Units as shall be equal to the number of the Offered New Units multiplied by a fraction, the numerator of which is the number of Units then owned by such Preemptive Rights Holder and the denominator of which shall be the aggregate number of Units then owned by all of the Preemptive Rights Holders thereof. The amount of such Offered New Units that each Person is entitled to purchase under this Section 7.16(d) shall be referred to as its “Proportionate Share”.

(e)          Each Preemptive Rights Holder shall have a right of oversubscription (pursuant to one process pursuant to this subsection only) such that if any Preemptive Rights Holder fails to elect to purchase its full Proportionate Share of the Offered New Units, the remaining Preemptive Rights Holders shall, among them, have the right to purchase up to the balance of the Proportionate Shares of such Offered New Units not so purchased. Each Preemptive Rights Holder may exercise such right of oversubscription by electing to purchase more than its Proportionate Share of the Offered New Units by so indicating in its written notice given during the Offer Period. If, as a result thereof, such oversubscriptions exceed the total number of the Offered New Units available in respect to such oversubscription privilege, the oversubscribing Preemptive Rights Holders shall be cut back with respect to oversubscriptions on a pro rata basis in accordance with their respective Proportionate Shares or as they may otherwise agree among themselves.

(f)          If some or all of the Offered New Units have not been purchased by the Preemptive Rights Holders pursuant to Section 7.16(b) through (e) hereof, then the Company shall have the right, until the expiration of 180 days commencing on the first day immediately following the expiration of the Offer Period, to issue such remaining Offered New Units to the Proposed Buyer or one or more third parties at not less than, and on terms no more favorable to the purchasers thereof than, the price and terms specified in the Notice of Proposed Issuance. If for any reason the Offered New Units are not issued within such period and at such price and on such terms, the right to issue in accordance with the Notice of Proposed Issuance shall expire and the provisions of this Agreement shall continue to be applicable to the Offered New Units.

(g)          The Preemptive Rights Holder purchasing the greatest percentage of any Offered New Units shall set the place, time and date for the closing of the purchase of the Offered New Units, which closing shall be no later than the date of the closing of the sale of any Offered New Units to the Proposed Buyer. The purchase price for the Offered New Units shall, unless otherwise agreed in writing by the parties to such transaction, be paid in immediately available funds on the date of the closing.

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(h)          The Company may proceed with the issuance of New Units without first following procedures in Section 7.16(b) through (g) above, provided that (i) the purchaser of such New Units agrees in writing to take such New Units subject to the provisions of this Section 7.16(h); and (ii) within 10 days following the issuance of such New Units, the Company or the purchaser of the New Units undertakes steps substantially similar to those in Section 7.16(b) through (g) above to offer to all Preemptive Rights Holders the right to purchase from the Company or such purchaser a pro rata portion of such New Units or equivalent at the same price and terms applicable to the purchaser’s purchase thereof so as to achieve substantially the same effect from a dilution protection standpoint as if the procedures set forth in Section 7.16(b) through (g) had been followed prior to the issuance of such New Units.

(i)          Notwithstanding the foregoing, no Preemptive Rights Holder shall have any rights under this Section 7.16 if (x) at any time such Preemptive Rights Holder has failed to purchase its Proportionate Share of New Units that (1) had not been the subject of a waiver or Partial Waiver pursuant to Section 7.16(a); and (2) such Preemptive Rights Holder had the right to purchase under this Section 7.16; or (y) such Member breaches this Agreement or any confidentiality, non-competition or non-solicitation obligations to the Company or any of its Subsidiaries or Affiliates.

Section 7.17        [Intentionally Omitted.]

ARTICLE 8
TRANSFERABILITY

Section 8.1          Restrictions on Transfers.

(a)          Except as expressly provided in this Article 8, no Member shall Transfer all or any portion of such Member’s Units, whether directly or indirectly, without the prior written consent of the Board. Any Transfer in contravention of this Section 8.1 shall be null and void. In addition, any Transferee (whether or not pursuant to a Permitted Transfer) will not become a Substituted Member, unless and until the Transferee executes and delivers to the Company a counterpart of this Agreement. Except as otherwise provided in the instrument of Transfer and approved by the Board, any Substituted Member admitted to the Company in accordance with the terms of this Article 8 will succeed to all rights and be subject to all the obligations of the Transferor Member with respect to the Units to which the Transferee Member was substituted.

(b)          Except as expressly provided in this Agreement, the Transferor and Transferee will be jointly and severally obligated to reimburse the Company for all reasonable expenses (including legal fees) in connection with any Transfer or proposed Transfer of a Member’s Units. As a condition to any Transfer of Units in the Company, the Transferor and the Transferee shall provide such legal opinions and documentation as the Manager shall reasonably request.

Section 8.2          Right of First Refusal. Except with respect to Permitted Transfers (hereinafter defined), if a Member who holds a Membership Interest in the Company (a “Selling Member”) desires to sell all or any portion of its Membership Interest (“Offered Interest”), the Selling Member shall obtain from the proposed purchaser a written offer (“Offer”) to purchase such Offered Interest, stating the terms and conditions upon which the purchase is to be made and the consideration offered therefor which must be payable in money. The Selling Member shall give written notification of such proposed sale to the Manager and all remaining Member(s) (the “Remaining Members”), which notice shall be set forth the name and address of the proposed purchaser and the terms and conditions of the proposed sale (“Transfer Notice”), and shall be accompanies by a copy of the purchase agreement, letter of intent or other written offer by the proposed purchaser to purchase the Offered Interest. All Offers must be to or by bona fide third parties at arm’s length terms.

Section 8.3          Priority of Rights.

(a)          The Members shall each have the first right on behalf of the Company to purchase all (but not less than all) of the Offered Interest at the same purchase price and upon the same terms and conditions as are set forth in the Offer by the proposed purchaser, by providing the Selling Member with a written notice to such effect within 20 days of receipt of the Transfer Notice (“Response Notice”). If the Members shall elect not to purchase the Offered Interest on behalf of the Company, then, the Manager shall have the right, to purchase all (but not less than all) of the Offered Interest at the same purchase price and upon the same terms and conditions as are set forth in the Offer by the proposed purchaser, by providing the Selling Member with a written notice to such effect within 20 days of receipt of the Transfer Notice (“Manager Response Notice”). If the Manager shall elect not to purchase the Offered Interest, then the Manager shall notice the Remaining Members (the “Second Transfer Notice”), who shall have the right, on a pro rata basis relative to their respective Membership Interests, to purchase all (but not less than all) of the Offered Interest at the same purchase price and upon the same terms and conditions as are set forth in the Offer by the proposed purchaser, by providing the Selling Member and the Manager with a written notice to such effect within 20 days of receipt of the Second Transfer Notice (also a “Response Notice”).

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(b)          If the Manager or one or more Remaining Members (each a “Purchasing Member”) gives the Selling Member a Response Notice, the Selling Member will be obligated to sell the Offered Interest to the Purchasing Member(s), and the Purchasing Member(s) will be obligated to buy the Offered Interest at the purchase price and upon the other terms stated in the Transfer Notice.

(c)          The closing of the sale of the Offered Interest to the Purchasing Member(s) shall take place at the office of the Company no later than 30 days from the delivery of the Response Notice (i.e., no later than the end of 50 days from the receipt of the Transfer Notice.).

(d)          If the Board does not elect to have the Company purchase the Offered Interest, and the Manager and all of the Remaining Members do not give a Response Notice and advise the Selling Member of their desire to exercise their right and purchase the Offered Interest as provided for herein, then the Selling Member will be entitled to sell the Offered Interest under the terms stated in the Offer, and for a period of 180 days commencing at the end of the 21st day period after the receipt of the last of the Transfer Notice or Second Transfer Notice as aforementioned. If the Selling Member did not sell its Offered Interest within such 180-day period, the Selling Member will not be permitted to perform such sale and/or any other sale and/or Transfer, without subjecting it to the new fulfillment of the provisions of this Section 8.3. All expenses associated with the sale of Membership Interests by a Member shall be paid for by the Selling Member. Notwithstanding anything to the contrary set forth herein, the sale of Membership Interests pursuant to this Section 8.3 shall be subject to the provisions of Section 8.4 herein.

Section 8.4          Tag Along Rights.

(a)          In the event that (i) a Selling Member receives an Offer to purchase all or any portion of such Member’s Membership Interest; (ii) the Manager and the Remaining Members do not exercise their rights of first refusal under Section 8.2 hereof; and (iii) the Selling Member desires to sell the Offered Interest on the terms and conditions set forth in the Offer pursuant to Section 8.2 (the “Tag-Along Sale”), the Selling Member shall give written notice (the “Tag-Along Notice”) to the Remaining Members at least 30 days prior to the proposed effective date of such proposed Tag-Along Sale. The Tag-Along Notice shall include (x) the amount of the Selling Member’s Membership Interest proposed to be Transferred; (y) the fraction, expressed as a percentage, determined by dividing the Offered Interest by the total Membership Interest owned by the Selling Member (the “Tag-Along Sale Percentage”); and (z) the proposed effective date of the proposed Tag-Along Sale.

(b)          The Remaining Members shall have the right, exercisable upon delivery of an irrevocable written notice (“Notice of Election”) to the Selling Member within 10 days after receipt of the Tag-Along Notice (the “Response Deadline”), to participate in such Tag-Along Sale on the same terms and conditions as set forth in the Offer and Tag-Along Notice, including, without limitation, the making of all representations and warranties, the granting of all indemnifications and similar arrangements (including any purchase price adjustments) agreed to by the Selling Member (each Remaining Member electing to participate in the Transfer described in the Tag-Along Notice, a “Participant”). Such Tag-Along Notice shall specify the amount of such Participant’s Membership Interest (not in any event to exceed the Tag-Along Sale Percentage with respect to such Participant) which such Participant desires to have included in the proposed Tag-Along Sale.

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(c)          In the event that the proposed purchaser in the Tag-Along Sale is unwilling to purchase the entire Membership Interest requested to be included in the Tag-Along Sale by the Selling Member and the Participants, then the Membership Interest to be sold to such proposed purchaser shall be allocated among the Selling Member and the Participants in proportion, as nearly as practicable, to the respective Percentage Interests which each such selling Member requested to be included in the proposed Tag-Along Sale.

(d)          The closing of a Tag-Along Sale pursuant to this Section 8.4 shall take place at the same time and place set forth in the Tag-Along Notice or, if not so specified, such time and place as the Selling Member shall specify by notice to each Participant. At the closing of such Tag-Along Sale, each Participant participating in such Tag-Along Sale shall deliver to the Selling Member an assignment of Membership Interest duly endorsed for Transfer, free and clear of any Liens, claims or Encumbrances on the Membership Interest, against delivery of the applicable consideration therefor. If the Selling Member has not completed the proposed Tag-Along Sale as of the end of the 180th day following the date of the Tag-Along Notice, each Participant with respect to such Tag-Along Sale shall be released from any obligation to Transfer its Membership Interest under such Tag-Along Sale, the Tag-Along Notice shall be null and void, and it shall be necessary for this Section 8.4 to be complied with in order to consummate such Tag-Along Sale pursuant to this Section 8.4.

Section 8.5          Transfer Requirements. If a Transfer is consummated in accordance with the terms set forth in this Article 8, such Transfer shall not entitle the transferee to become a Member or to be entitled to exercise or receive any of the rights, powers or benefits of a Member other than the right to receive distributions to which the Transferring Member would be entitled with respect to the Transferred Membership Interest, unless and until such transferee (a) executes a counterpart signature page to this Agreement or other instrument, reasonably satisfactory to the Manager, accepting and agreeing to the terms and conditions of this Agreement; and (b) pays to the Company a fee sufficient to cover all reasonable expenses of the Company in connection with such transferee’s admission as a Member. If a Member transfers all of its Membership Interest and the transferee of such Membership Interest is entitled to become a Member pursuant to this Article 8, then (i) immediately following such admission, the Transferring Member shall cease to be a Member of the Company; and (ii) the transferee shall succeed to the Capital Account of the Transferring Member. Notwithstanding anything in this Agreement to the contrary, no Transfer shall be permitted if such Transfer would result in a violation of any Applicable Laws or regulations, or any loan documents and/or other agreements to which the Company is a party or by which the Company is otherwise bound.

Section 8.6          Permitted Transfers. Notwithstanding any provision in this Agreement to the contrary, any Member which is a natural person may transfer all or a portion of his or her Membership Interests to a Permitted Transferee.

Section 8.7          Recognition of Transfer by the Company. No Transfer that is in violation of this Article 8 shall be valid or effective, and neither the Company nor the Members shall recognize such Transfer in making distributions pursuant hereto with respect to such Membership Interest. Neither the Company nor the non-Transferring Members shall incur any liability as a result of refusing to make any such distributions to the transferee of any such invalid transfer.

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Section 8.8           Compliance with Securities Laws. The Members acknowledge and confirm that their Units may constitute securities for purposes of state and federal securities laws and that, as a consequence, the Units may only be sold pursuant to appropriate registration or exemption from registration. The Units have not been registered under any federal or state securities laws, and the Company has no plan to register the Units. No Transfer or assignment of all or any part of a Member’s Unit(s), including, without limitation, any Transfer of a right to distributions, Profits or Losses to a Person who does not become a Member, shall be effective, unless such Transfer or assignment (a) may be effected without registration of the Units under the Securities Act of 1933, as amended; and (b) does not violate any applicable federal or state securities laws (including any investment suitability standards) applicable to the Company, the Manager or the Members. In no event may any Member sell all or any portion of his or its Units in violation of the provisions of applicable securities laws.

Section 8.9           Other Prohibited Transfers. No Member shall sell or otherwise Transfer its Units in the Company, if such Transfer would (a) require the Company to file a Registration Statement with the Securities Exchange Commission or state agencies or otherwise violate securities law; (b) cause a termination of the Company for federal income tax purposes; (c) cause any of the transactions contemplated by this Agreement to be a “prohibited transaction” within the meaning of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”) or the Code; (d) cause any Member to become a “fiduciary” within the meaning of ERISA or the Code; (e) cause the Company to be in breach of or default under any mortgage, deed of trust or other security agreement encumbering any of the Assets or properties of the Company or its Subsidiaries; (f) cause the Company to be classified as other than a “partnership” for federal income tax purposes; or (g) adversely affect the ability of the Company to comply with the requirements of Section 514(a)(9) of the Code. Prior to effecting any Transfer of a Unit, other than pursuant to other sections of this Agreement, the Transferor shall provide reasonable assurances to the Manager that the proposed Transfer would be permitted under this Section 8.9 and that the Transferring Member shall pay any Transfer taxes resulting from the Transfer.

Section 8.10         Indemnification. If a Transfer or attempted Transfer is made in violation of this Article 8, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company, the Manager and the other Members from all costs, liabilities and damages that any of such indemnified Persons may incur (including, without limitation incremental tax liability and attorney’s fees and expenses) as a result of such invalid Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

Section 8.11         Section 754 Election. In the event of a Transfer of all or part of the Membership Interest of a Member, at the request of the transferee or if in the best interests of the Company (as determined by the Manager), the Company shall elect pursuant to Section 754 of the Code to adjust the basis of Company property as provided by Sections 734 and 743 of the Code, and any cost of such election or cost of administering or accounting for such election shall be at the sole cost and expense of the requesting transferee.

Section 8.12         Classification as a Partnership; Consistency for Income Tax Reporting. For so long as the Company has more than one Member, the Company shall be taxable as a partnership for federal income tax purposes, as permitted by Treasury Regulation Section 1.301.7701-3(b)(1)(i). During such time as the Company would be classified as a partnership under the foregoing sentence, no Member shall take any action that would result in the Company being taxed as other than a “partnership” for federal income tax purposes, including, but not limited to, electing to be taxed as other than a “partnership” by filing Form 8832, “Entity Classification Election”. All of the Members shall file their separate federal, state and local income tax returns strictly in accordance with the information provided to them by the Company on their separate Form K-1, unless: (1) the Member notifies the Company that it intends to file an IRS Form 8082, Notice of Inconsistent Treatment or Administrative Adjustment Request, with respect to any partnership items (within the meaning of Code Sec.6231(a)(3)) of the Company at least 30 days prior to the date that it files the Form 8082; and (2) the Member has obtained the opinion of its tax counsel or tax accountant that the proposed inconsistent treatment is more likely than not the correct treatment of the item(s) and has provided a copy of such opinion to the Company at the time that it gives the notice required under clause (1).

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ARTICLE 9
DISSOLUTION AND TERMINATION

Section 9.1          Dissolution. The Company shall be dissolved upon the determination of the Board to dissolve and wind up the Company, subject to this Article 9. The death, retirement, resignation, expulsion, withdrawal, abandonment, bankruptcy or dissolution of a Member or occurrence of any other event which terminates the continued interest of a Member in the Company, and as otherwise set forth in Section 3.25 herein (each a “Withdrawal Event”) shall not result in dissolution of the Company, and the business of the Company shall continue without interruption despite the occurrence of any such Withdrawal Event. Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company, to the fullest extent permitted by law, the personal representative of such last remaining Member (for purposes of this Article 9, wherever Manager if referenced for wind-up purposes but not Manager exists, the reference shall be to the personal representative of the last remaining Member) is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (a) to continue the Company; and (b) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member of the Company in the Company.

Section 9.2          Winding-Up, Liquidation and Distribution of Assets. Upon dissolution of the Company, an accounting shall be made by the Company’s independent accountants of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the immediately preceding accounting until the date of dissolution. The Day-to-Day Manager or the Board shall immediately proceed to wind up the affairs of the Company. If the Company is dissolved and its affairs are to be wound up, the Day-to-Day Manager shall:

(a)          sell or otherwise liquidate all of the Company’s assets as promptly as practicable;

(b)          allocate any profit or loss resulting from such sales to the Member’s Capital Accounts;

(c)          discharge all liabilities of the Company, including liabilities to the Manager or Members who are creditors, to the extent otherwise permitted by law, other than liabilities to Members for distributions, and establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of Members, the amounts of such reserves shall be deemed to be an expense of the Company);

(d)          distribute the remaining assets as follows:

(i)          to the Members in accordance with Section 5.2 hereof; and

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(ii)         if any assets of the Company are to be distributed in kind, such assets shall be distributed as determined by the Manager. Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members shall be adjusted pursuant to the provisions of this Agreement to reflect such deemed sale.

(e)          upon completion of the winding-up, liquidation and distribution of the assets, the Company shall be deemed terminated; and

(f)          the Manager shall comply with any applicable requirements of Applicable Law pertaining to the winding-up of the affairs of the Company and the final distribution of its assets.

Section 9.3          Articles of Dissolution. When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed, articles of dissolution as required by the Act shall be executed and filed by the Manager with the Delaware Secretary of State.

Section 9.4          Effect of Filing of Articles of Dissolution. Upon the filing of articles of dissolution with the Delaware Secretary of State, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act. The Manager shall have authority to distribute any property and assets owned by the Company discovered after dissolution, to convey real estate and to take such other action as may be necessary on behalf of and in the name of the Company.

Section 9.5          Return of Contribution Nonrecourse to Other Members. Except as provided by Law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of one or more Members, such Member or Members shall have no recourse against any other Member.

Section 9.6          Termination of Agreement. Upon the consummation of (a) the dissolution of the Company in accordance with this Article 9; (b) a merger or consolidation of the Company; or (c) a Conversion in accordance with Section 9.8 and consummation of an initial Public Offering in connection therewith (each a “Termination Event”), except as provided in the next sentence, all rights and obligations of the parties under this Agreement shall terminate immediately and be of no further effect. Notwithstanding the preceding sentence, the representations and warranties of the parties hereto, the indemnifications set out in this Agreement, and the rights and obligations of the applicable parties under Sections 3.7, 3.16, 3.17, 3.18, 3.19, 3.25, 3.26, 3.27, 6.8, 6.10, 6.11, 6.12, 6.13, 7.5, 7.10, 7.11, 8.10, 9.2, 9.6, 9.7 and Articles 10, 11, 12 and 13 shall survive any Termination Event.

Section 9.7          Liability for Return of Capital Contributions. Each Member, by its execution of this Agreement, agrees that liability for the return of its Capital Contribution is limited to the Company’s assets and, in the event of an insufficiency of such assets to return the amount of its Capital Contribution, hereby waives any and all claims whatsoever, including any claim for additional contributions that it might otherwise have, against any of the Company’s agents or representatives (in each case, unless there has been fraud, gross negligence or intentional misconduct) by reason thereof. Each Member shall look solely to the Company and its assets for all distributions with respect to the Company and his, her or its Capital Contribution thereto, and shall have no recourse therefor (upon dissolution or otherwise) against any of the Company’s agents or representatives (in each case, unless there has been fraud, gross negligence or intentional misconduct).

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Section 9.8          Conversion to Corporation or Other Entity. At any time, in connection with an initial Public Offering, the Board shall have the power and authority to, and shall, effect (a) the conversion of the Company’s business form from a limited liability company to a corporation, a real estate investment trust or other entity (a “Public Vehicle”); (b) the merger of the Company with or into a new or previously-established but dormant Public Vehicle; or (c) the contribution of the assets and liabilities of the Company to a Public Vehicle, followed by a liquidation of the Company and a distribution of the Public Vehicle’s equity securities to the Members (such a conversion, merger or liquidation is referred to as a “Conversion”). Upon the consummation of a Conversion, the Units held by each Member shall be converted into or exchanged for a number of shares or other units of the Public Vehicle’s common stock or other equity interests determined by (i) calculating the fair market value of the Company based upon the actual offering price of the Public Vehicle’s common stock or other equity interests and the number of Units of common stock or other equity interests to be outstanding after such offering; and (ii) by determining the amount each Member would receive if (A) all of the Company’s assets were sold for such fair market value; and (B) the proceeds were distributed in accordance with Section 5.2. The Board’s determination of the number of Units of the Public Vehicle’s common stock or other equity interests that each Member receives upon a Conversion shall be final and binding on the Members absent manifest arithmetic error. The Board shall use commercially reasonable efforts to undertake any Conversion in such manner as would provide for no gain or loss to the Members solely as a result of the Conversion.

Section 9.9          Guaranty Contribution.

(a)          In the event that in connection with the business of the Company or any Subsidiary the Company or any Subsidiary shall borrow funds or enter into any transactions as provided in the Approved Business Plan (including, without limitation, a lease, contract or other instrument) FCRE OP or its owner FCRE shall provide any required guaranty obligations of the Company and/or the Subsidiaries (the “Loan Guaranties”). The Manager shall provide any required “bad boy guaranty” required in such loan transaction (“Manager Guaranty” and collectively with Loan Guaranties, “Guaranties”). In order to induce the Guarantor(s) to execute and deliver any such Loan Guarantees or Manager Guaranty, the Company, and each of the Members who are not Guarantors, hereby unconditionally agree to indemnify and hold the Guarantor(s) harmless from any claim, expense, liability or loss, including reasonable attorney’s fees incurred in connection with each of the Guarantors’ Guaranties (collectively, a “Claim”) asserted against any such Guarantor(s) in connection with any such Guaranties.

(b)          In the event of any Claim, the Company, and each Member who is not a Guarantor do hereby unconditionally agree to immediately, upon demand of any Guarantor, to pay such Claim pro-rata in accordance with such Person’s Affiliated Members’ Percentage Interests (i) if not yet paid by the Guarantor making said demand, to the person to whom same would otherwise be paid, or is payable to, by Guarantor at the same time as Guarantor’s payment; or (ii) if said claim, or any portion thereof, had already been paid by the Guarantor(s) or collected from said Guarantor(s), to reimburse the Guarantor(s) proportionately for the amount of said Claim already paid or collected. In the event any Member or Manager (including a Guarantor) has paid any Claim, or any portion thereof (whether as the Guarantor or as provided in this Section 9.9), then, immediately upon demand by such person, the Company hereby agrees to reimburse such person for the amount of any such payment.

(c)          In the event that any Member shall have paid (as Guarantor or as provided in this Section 9.9) any Claim or have any Claim collected from such person, then until reimbursed by the Company or the Members as provided in this Section 9.9, such Claim shall accrue interest at the lower of (i) 24% per annum; or (ii) the maximum legal interest rate, until paid in full on the outstanding unpaid balance thereof, and the amount which the Company or the other Members shall be deemed to have indemnified pursuant to this Section 9.9 shall be deemed to include said accrued interest.

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(d)          Notwithstanding anything contained in this Agreement to the contrary, in the event that a Guarantor shall make a demand upon any other Member under this Section 9.9 (each such Member, an “Indemnifying Member”), then until said Claim and all interest accruing thereon has been paid in full as above set forth: (i) all distributions which would otherwise be distributed to the Indemnifying Members shall be paid to the Guarantor(s) making said demand(s) directly in satisfaction of the Indemnifying Members’ obligations under this Section 9.9, provided however, that such distributions shall nonetheless be deemed to have been made by the Company to the Indemnifying Members for tax purposes and for purposes of accounting and shall be reflected on the Indemnifying Members’ Capital Accounts as if such Distributions were made to such Indemnifying Members; and (ii) until such time as the Indemnifying Members shall have paid such Claims and all accrued and unpaid interest on such Claims in full, the Indemnifying Member (and the Manager appointed by such Indemnifying Member to the Board if the Company is then managed by a Board of Managers) shall have no rights to vote on any matter which such Indemnifying Member (and/or the Manager appointed by such Indemnifying Member to the Board if the Company is then managed by a Board of Managers) shall otherwise have the right to vote under the terms of this Agreement.

(e)          Notwithstanding anything contained in this Agreement to the contrary, as security for the performance by an Indemnifying Member of its obligations under this Section 9.9, each Member hereby pledges to the Guarantor(s) and grants to the Guarantor(s) a lien on, and continuing security interest in and to, the Indemnifying Member’s Units and all proceeds thereof. In the event that the Guarantor(s) or any of them shall make a demand upon an Indemnifying Member under this Section 9.9, and if such Claim and all interest accruing thereon has not been paid in full within six months of the date of said demand, then the Guarantor(s) or either of them shall have the right, but shall not be obligated, to cause the Company, without any further notice to the Indemnifying Member, to Transfer the Units then held by the Indemnifying Member in the Company to the Guarantor(s) pro-rata in proportion of the amount due to each Guarantor from each Indemnifying Member in full satisfaction of the Indemnifying Members’ obligations under this Section 9.9, and thereafter hold the same absolutely free and clear from any right or claim whatsoever of any kind by the Indemnifying Members, each of whom hereby waive any rights of redemption, and any claims against the Company, the Manager(s) and the Guarantor(s) as a result of the Transfer as herein provided, and the Indemnifying Members further agree that any such Transfer made pursuant to the foregoing terms shall be deemed to have been made in a commercially reasonable manner.

(f)          Each Indemnifying Member hereby agrees that it will execute one or more financing statements and security agreements and other certificates, assignments, instruments or documents, if any, now or hereafter required to protect or give notice of the security interest granted hereby pursuant to the Uniform Commercial Code or other Applicable Law, in form and substance satisfactory to Guarantor(s). Each Indemnifying Member hereby appoints each Guarantor or any of their representatives as the Indemnifying Member’s attorney-in-fact and agent, with full power of substitution to sign or endorse each such financing statement or other certificates, assignments, instruments, or documents in such Indemnifying Members’ name and stead and authorizes such Guarantors to file such financing statements, certificates, assignments, instruments or other documents in all places where necessary to perfect or give notice of the Indemnifying Member’s pledge or Transfer of its Units as herein provided.

ARTICLE 10
DISPUTE RESOLUTION

Section 10.1        Dispute Resolution. In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof, the rights and obligations of the Company, the Members or the Manager, the parties to such controversy or claim shall first use their reasonable best efforts in good faith to resolve such dispute among themselves by sending written notice to each other Member and Day-to-Day Manager (or any of them) setting forth in reasonable detail the nature of such dispute, the resolution requested, and the damages which would result if a resolution were not affected (the “Dispute Notice”). Each party and the Manager receiving a Dispute Notice shall meet at the principal office of the Company within 10 days of the date of such Dispute Notice at a date and time selected by the Manager and noticed to each Member and Manager (which notice may be by email) (or at such other date and time mutually agreeable to each Member and the Manager participating in such meeting) (the “Dispute Resolution Meeting”). The Parties shall confer at the Dispute Resolution Meeting, and will use good faith efforts within the 20 days after the Dispute Resolution Meeting to resolve the dispute (the “Dispute Resolution Period”). If the dispute cannot be resolved within the Dispute Resolution Period, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof, the rights and obligations of the Company, the Members or the Manager, the parties to such controversy or claim shall be brought, as determined by the Board’s unanimous determination in the Board’s sole discretion, either in arbitration or in a court by litigation as hereafter set forth. In the event that the Board shall be unable, by unanimous vote to make such a determination the Board shall be deemed to have elected litigation in a court and not arbitration as the dispute resolution forum. The Day-to-Day Manager shall use reasonable efforts to determine and advise the parties as to whether the dispute addressed in the Dispute Notice, if not resolved during the Dispute Resolution Period, shall be brought by arbitration or litigation as hereinafter provided. In the event that a party has complied with the foregoing dispute resolution procedure, and no resolution has been effected during the Dispute Resolution Period, and such party desires to initiate an action, and if the Board has not then determined whether such dispute shall be resolved in litigation or arbitration, then the party desiring to initiate an action shall notice the Board of its desire and request a determination as to whether the dispute shall be resolved by litigation or arbitration (the “Determination Request Notice”). In the event the Board shall fail, within five Business Days after receipt of the Determination Request Notice to respond with a determination, then the Board shall be deemed to have elected litigation and not arbitration as the dispute resolution forum.

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Section 10.2        Dispute Resolution Forum. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof, which has not been resolved in accordance with the dispute resolution procedure set forth in Section 10.1 hereof, may be resolved by arbitration or litigation as above set forth, and the complaining Member, or the Day-to-Day Manager, or any of them, may initiate an action in an arbitration or a litigation as determined by the FCRE Member as the Manager, or if the FCRE Member as the Manager has failed to make such determination within the five Business Days after receipt by the Board of a Determination Request Notice, by litigation and not arbitration. If the dispute is to be resolved by litigation it may be initiated and brought by the complaining party only in the Superior Court in and for the County of Sacramento, or the courts of the United States of America for the Eastern District of California, and appellate courts thereof. If the dispute is to be arbitrated it shall be by initiated and brought by the complaining party only in an arbitration administered by JAMS Endispute (“JAMS”) before a three arbitrator panel selected from a list of then available JAMS arbitrators, each of who must be are either retired federal or state court judges with 20 years or more commercial litigation experience assigned pursuant to JAMS procedures, and shall be brought and heard in Sacramento, California, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. There shall be no ex parte communications with JAMS or any of the Arbitrators.

Section 10.3        Effect of failure to follow the Dispute Resolution Procedure. In the event a party shall have failed to follow the dispute resolution procedure set forth in Sections 10.1 and 10.2 hereof, or, having complied with the dispute resolution procedure, has thereafter brought an action in a forum different then as determined by the Manager (unless the Manager has failed to make such determination within the five Business Days after receipt by the Manager of a Determination Notice), then upon a motion brought by the Manager or any other party to such dispute, the action initiated by the non-complying Member, or Manager, shall be dismissed with prejudice, and the court or arbitrators shall enter an order dismissing such action with prejudice, and each Member and Manager hereby specifically consents to same, and waives all right to challenge same or appeal therefrom.

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Section 10.4       Arbitration. If an action has been properly initiated by any Manager or a Member in arbitration in accordance with the provisions if this Article 10, then (i) the parties shall be afforded the discovery rights as established under the applicable JAMS rules or as provided for by the arbitrators; (ii) the award rendered in any arbitration commenced hereunder shall constitute an award under the Federal Arbitration Act, Title 10 US Code shall be final and binding upon the parties and judgment thereon may be entered in any court of competent jurisdiction. The arbitral tribunal may order any remedy permitted by law and this Agreement, including damages, injunctions and specific performance of this Agreement or any portion thereof. The language of the arbitration shall be English. The place of arbitration shall be Sacramento, California, United States. By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and/or the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

Section 10.5        Service of Process. With respect to any action, suit, claim in arbitration, or other proceeding for which it has submitted to jurisdiction pursuant to this Article 10, each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 10.1 of this Agreement. Nothing in this Section 10.6 shall affect the right of any party to serve process in any other manner permitted by Applicable Law.

Section 10.6        Specific Performance. Each of the parties hereto agrees that damages at law are an inadequate remedy for any breach of this Agreement and that, in the event of any breach by a party, the Company, the Manager and the other parties hereto are and shall be, to the fullest extent permitted by law, entitled to obtain a decree or decrees of specific performance entitling it or them to seek a temporary restraining order, preliminary injunction, or permanent injunction to specifically enforce and require specific performance by such breaching party of the terms and provisions of this Agreement. Nothing contained in this Section 10.6 shall be deemed a waiver of any claim or defense of any party hereto to an action brought by any other party under this Section 10.6, except as specifically set forth herein with respect to entitlement to specific performance.

ARTICLE 11
BREACH OF AGREEMENT

Section 11.1       Breach of this Agreement. It is recognized that damages in the event of breach by a party of any representation, warranty or covenant made in this Agreement will be difficult if not impossible to ascertain. It is therefore agreed that, in addition to, and without limiting any other remedy or right that a nonbreaching party might have against a breaching party, each party shall also have the right to:

(a)          Injunction. An injunction against a breaching party issued by a court or arbitrator or arbitration panel of competent jurisdiction enjoining such breach, and each breaching party hereby consents to the issuance of any TRO, preliminary or permanent injunction enjoining the breaching conduct.

(b)          Specific Enforcement. The right to have such covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any breach of any of such covenants will cause irreparable injury to the nonbreaching party to whom such covenant was made and that money damages will not provide an adequate remedy. Each party acknowledges and agrees that the covenants are reasonable and valid in all respects.

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(c)          Other Remedies. Nothing contained in subsections 11.1(a) and 11.1(b) shall be construed as exclusive or as prohibiting a party from pursuing any other remedies available for such breach at law or in equity.

ARTICLE 12
MISCELLANEOUS PROVISIONS

Section 12.1        Notices. Except as otherwise expressly set forth in this Agreement, all notices, demands, requests, consents and waivers under this Agreement shall be in writing, shall refer to this Agreement and shall be (a) delivered personally; (b) sent by registered or certified mail, postage prepaid, return receipt requested; (c) sent by a nationally recognized overnight courier; or (d) sent by email, with confirmation of the receipt of such email, addressed as set forth below. If delivered personally, any notice shall be deemed to have been given on the first Business Day on or after the date delivered or refused. If mailed, any notice shall be deemed to have been given on the earlier to occur of the first Business Day on or after the date of delivery or the third Business Day after such notice has been deposited in the U.S. mail in accordance with this Section 12.1. If sent by overnight courier, any notice shall be deemed to have been given on the first Business Day on or after the date following the date such notice was delivered to or picked up by the courier. If sent by email, any notice shall be deemed to have been given on the date sent, if confirmation of receipt thereof is given on or before 5:00 p.m. (Sacramento, California time), or on the next Business Day, if confirmation of receipt thereof is given after 5:00 p.m. (Sacramento, California time). Copies of all notices shall be given in accordance with the above as follows:

If to the Company, the FCRE OP Member:

60 Broad Street, 34th Floor
New York, NY 12004
Email: j.frydman@unitedrealty.com
Attention: Jacob Frydman

with a copy to:

Suneet Singal
60 Broad Street, 34th Floor
New York, NY 12004
Email: s.@firstcapitalrealestate.com

If to the Manager or the T-9 Developer Member:

Scott Syphax

640 Bercut Drive

Sacramento, CA 95811

Scotts@nehemiahcorp.org

with a copy to:

Michael Kvarme, Esq.
Weintraub Tobin
400 Capitol Mall, 11th Floor
Sacramento, CA 95814
mkvarme@weintraub.com

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with an electronic copy to:

Steve Goodwin

sgoodwin@t9ontheriver.com

with an electronic copy to:

Ron Mellon

rmellon@t9ontheriver.com

Section 12.2        Counsel May Act. Any counsel designated above or any replacement counsel which may be designated respectively by the Company, the Manager, or a Member or such counsel designated by written notice to the other parties is hereby authorized to give notices hereunder on behalf of its respective client.

Section 12.3        Scope. If any one or more of the provisions of this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity, or subject, each such provision shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with Applicable Law then in force.

Section 12.4        No Waiver. No waiver by the Manager, any Member or any party to this Agreement at any time of a breach by a party of any provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions of this Agreement at the same or any prior or subsequent time.

Section 12.5        Acknowledgments and Representations.

(a)          Members’ Acknowledgements, Representations and Waiver. Each of the Members hereby severally, and not jointly, represents and warrants to the Company, the Manager and each of the other members that (i) such Member has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto; (ii) such Member is able to bear the economic and financial risk of the investment in the Company contemplated hereby for an indefinite period of time; (iii) such Member is acquiring an interest in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or any public offering thereof (other than such a distribution or offering which is registered and qualified under applicable federal or state securities laws); (iv) such Member is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act; (v) to the extent the Units have not been registered under the securities laws of any jurisdiction, the same cannot be disposed of, unless they are subsequently registered and/or qualified under applicable securities laws or disposed of pursuant to an applicable exemption from such laws; (vi) the execution, delivery and performance of this Agreement do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any existing law or regulation applicable to it, any provision of its charter, by-laws or other governing documents or any agreement or instrument to which it is a party or by which it is bound. Each Member has had the opportunity to seek the advice of counsel and other personal advisors and acknowledges that neither the Company, the Managers nor any of their respective Affiliates has provided such Member with any advice regarding the tax, economic or other impacts to such Member of the arrangements contemplated hereby.

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(b)          Company Representations. The Company hereby represents and warrants to the Members as of the date of this Agreement, the following: (i) the Company is a limited liability entity duly formed, validly existing and in good standing under the laws of the State of Delaware; (ii) the Units, when issued in accordance with the terms of this Agreement will be validly issued and, not subject to any adverse claim; (iii) except as set forth in this Agreement, there are no outstanding options, warrants, preemptive rights, subscription rights, convertible securities or other agreements or plans under which the Company is or may become obligated to issue, sell or Transfer any Units or other securities of the Company; and (iv) neither the Company nor anyone acting on its behalf has offered the Units for sale to or otherwise approached or negotiated in respect of such offer in a manner constituting a general solicitation and neither the Company nor anyone on its behalf has taken or will take any action that would subject the issuance or sale of any of the Company’s securities to the registration requirements of Section 5 of the Securities Act of 1933, as amended.

Section 12.6       Governing Law. This Agreement shall be interpreted and enforced in accordance with (a) the provisions hereof, without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question; and (b) the internal laws of the State of Delaware, and specifically the Act, as the same may from time to time exist, without giving effect to the principles of conflict of laws.

Subject to the provisions of Article 12 hereof, each Member hereby irrevocably and unconditionally (A) submits itself and its property, solely for the purposes of any legal action or proceeding relating to this Agreement or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive jurisdiction of the Superior Court in and for the County of Sacramento, California, the courts of the United States of America for the Eastern District of California, and appellate courts thereof (collectively, the “Courts”); (B) consents to the bringing of any such action or proceeding in the Courts and waives any objection that it may now or hereafter have to the venue or any such action or proceeding in any such court, including, without limitation, any objection that such action or proceeding was brought in an inconvenient court, and agrees not to plead or otherwise assert the same; (C) agrees to service upon it or him of any and all process in any such action or proceeding at the address set forth in Section 12.1 hereof; (D) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and (E) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The parties hereto agree that any legal action or proceeding relating to this Agreement shall be brought as determined by the Manager pursuant to Section 10.1 herein; provided, however, that, if any Member breaches or seeks to resist any term, covenant or condition set forth in this Section 12.6, the other Members shall not be bound by the limitations of this sentence with respect to such Member’s breaching or seeking to resist any term, covenant or condition of this Section 12.6.

Section 12.7       Confidentiality. The terms of this Agreement, the identity of any Person with whom the Company may be holding discussions with respect to any provision of services, investment, acquisition, disposition or other transaction, and all other business, Trade Secrets, financial and other information relating to the conduct of the business and affairs of the Company, its Subsidiaries, their respective assets and properties, or the relative or absolute rights or interests of any of the Members (collectively, “Confidential Information”) that (a) is not otherwise available to the public; or (b) has not been disclosed pursuant to authorization by the Manager is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members. Accordingly, each Member and the Manager represents that it has not disclosed Confidential Information to any Person, and each Member and the Manager agrees that it and its Affiliates will not, and will direct its shareholders, partners, members, officers, directors, agents and advisors not to, disclose Confidential Information to any Person or confirm any statement made by any Person regarding Confidential Information, unless and until the Company has disclosed such Confidential Information pursuant to authorization by the Manager and has notified each Member and the Manager that it has done so; provided, however, that any Member (or its Affiliates) and the Manager may disclose such Confidential Information if required by law (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law) or if necessary for it to perform any of its duties or obligations hereunder.

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Subject to the provisions of this Section 12.7, each Member agrees that neither it, nor any of its Principals nor any of their respective Affiliates will not disclose any Confidential Information to any Person (other than a Person providing consulting services to such Member and the Manager who agrees to maintain all Confidential Information in strict confidence, or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise) and to keep confidential all documents (including, without limitation, responses to discovery requests) containing any Confidential Information. Each Member and the Manager hereby agrees not to contest any motion for any protective order brought by any other Member represented as being intended by the movant to implement the purposes of this Section 12.7, provided that, if a Member and the Manager receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Members then such Member and the Manager may disclose the Confidential Information to the extent required if the Member and the Manager as promptly as practicable (i) notifies each of the other Members and the Manager of the existence, terms and circumstances of the order; (ii) consults in good faith with each of the other Members and the Manager on the advisability of taking legally available steps to resist or to narrow the order; and (iii) if disclosure of the Confidential Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that any other Member and the Manager designates. The cost (including, without limitation, attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member and the Manager will be borne by the Company.

Notwithstanding anything in the foregoing or anything else contained in this Agreement to the contrary, each Member and the Manager (and any employee, representative or other agent thereof) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering and ownership of Membership Interests and any transaction described in this Section 12.8 or elsewhere in this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to such Member relating to such tax treatment and tax structure. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the offering and ownership of Membership Interests and any transaction described in this Agreement.

The covenants contained in this Section 12.8 shall survive termination of this Agreement, any Transfer of a Membership Interest and the dissolution of the Company.

Section 12.8       Non Solicitation. Each Member hereby agrees, on behalf of itself and on behalf of each of its Principals and Affiliates, that from the Effective Date, and for a period of 24 months after the Withdrawal of a Member from the Company, the Termination of this Agreement or the Dissolution of the Company, as the case may be, neither such Member, nor any Principal of such Member shall, without the prior written consent of the Managers, directly or indirectly:

(a)          solicit, induce or influence any person who has a business relationship with the Company, any Subsidiary and/or any of their respective Assets, the other Members, their Principals and Affiliates, and the Manager and its Affiliates (the foregoing, collectively, the “Group”), to discontinue or reduce the extent of such relationship in a manner in any way detrimental to the Group or any member of the Group;

(b)          recruit, solicit or otherwise induce or influence any employee, consultant or advisor of or to the Group or any member of the Group, to discontinue such person’s relationship with the Group or any member of the Group or with any asset owned or operated by the Group or any member of the Group or hire any such employee, consultant or advisor,

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(c)          induce or attempt to influence any employee of the Group or any member of the Group to terminate his/her/its relationship with the Group or any member of the Group or induce any person who has a contract with, or may have a contract with the Group or any member of the Group to terminate or not enter into any contract with the Group or any member of the Group;

(d)          induce or attempt to influence any person who is, is contemplating, or may prospectively invest with the Group or any member of the Group to terminate his/her/its relationship with the Group or any member of the Group or induce any such person to not invest with the Group or any member of the Group;

(e)          disparage any person comprising the Group or any member of the Group in any communications, whether in writing or orally, in a manner whatsoever, or

(f)          divulge to any person (except as required by Law), use, retain copies of or seek to benefit personally from any Confidential Information, Trade Secret or intellectual property of the Group or any member of the Group;

(g)          be Affiliated in any way with any company or person, which does any of the things which are prohibited under Sub-Sections A, B, C, D and/or E above.

If any court of competent jurisdiction determines that any of the covenants set forth in this Section 12.8, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to modify any such unenforceable provision in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Section 12.8 or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by Applicable Law. The parties hereto expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.

The covenants contained in this Section 12.8 shall survive any Transfer of a Membership Interest and the dissolution of the Company.

Section 12.9        Amendments. The provisions of this Agreement and the rights and obligations of the Company and all other parties hereto under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), or amended, or amended and restated, and, the Certificate may be amended (whether by merger or otherwise), or amended and restated, by the Managers, from time to time, but only if such waiver, amendment, or amendment and restatement does not materially and adversely change the specifically enumerated rights hereunder of one or more Members. If any amendment, amendment and restatement, or waiver would materially and adversely change the specifically enumerated rights hereunder of one or more Members (“Affected Members”) in a way that is materially different from the change such amendment, amendment and restatement, or waiver would have on such specifically enumerated rights of other Members, such amendment, amendment and restatement, or waiver shall not be effective as to any Affected Member, unless consented to by all of the Affected Members. Each Member shall be bound by any amendment, amendment and restatement or waiver effected in accordance with this Section 12.9, whether or not such Member has consented to such amendment, amendment and restatement or waiver. Upon effectuation of each such waiver, amendment, or amendment and restatement, the Company shall give prompt written notice thereof to the Members who have not previously consented thereto in writing.

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Section 12.10         [LEFT INTENTIONALLY BLANK]

Section 12.11         Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

Section 12.12         Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 12.13         Purchase for Investment. Each Member acknowledges that all of the Membership Interests held by such Member are being (or have been) acquired for investment and not with a view to the distribution thereof and that no Transfer of any such Membership Interest may be made except in compliance with applicable federal and state securities laws.

Section 12.14         Entirety; Waiver. This Agreement, together with the agreements and instruments delivered pursuant hereto, contains the entire agreement between the parties and supersedes all prior agreements and understandings related to the subject matter hereof. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. Failure by any party to enforce against any other party any term or provision of this Agreement shall not waive such party’s right to enforce against any other party the same or any other term or provision. No waiver by any party hereto of any condition hereunder for its benefit shall constitute a waiver of any other or further right, nor shall any single or partial exercise of any right preclude any other or further exercise thereof or any other rights. The waiver of any breach hereunder shall not be deemed to be a waiver of any other or subsequent breach hereof. No extensions of time for the performance of any obligations shall be deemed or construed as an extension of time for the performance of any other obligation.

Section 12.15         Covered Person as Third Party Beneficiary. Each Covered Person is a third party beneficiary of this Agreement, and as such, has the right to enforce the terms hereof on behalf of the Company as well as on his own behalf as if the Manager was a party hereto, and each Member consents hereto.

Section 12.16         No State Law Partnership. The Company (i) shall be taxed as a partnership for all applicable federal, state and local income tax purposes and (ii) shall not be a partnership or joint venture for any other purpose, and no Member or any Managers shall, by virtue of this Agreement, be a partner or joint venturer of any other Member or Managers.

Section 12.17         Further Assurances. Upon the written request of any party hereto, from time to time, from and after the date hereof, the other party or parties shall do, execute, acknowledge and deliver, at the sole cost and expense of the requesting party, such further acts, deeds, conveyances, assignments, notices of assignment or transfer and assurances as the requesting party may reasonably require in order to better assure, convey, grant, assign, transfer and confirm upon the requesting party the rights now or hereafter intended to be granted under this Agreement or any other instrument executed in connection with this Agreement; provided, however, no party shall be obligated to provide any further assurance that would materially increase the liabilities or obligations of such party hereunder or materially reduce the rights and benefits of such party hereunder.

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Section 12.18         Consent. Except as otherwise provided herein, in any instance hereunder where a person’s consent, approval, acceptance, satisfaction, determination, waiver or other action or decision (collectively, “Consent”) is sought or required, such Consent shall not be unreasonably withheld, delayed or conditioned by such person. The Manager shall make all decisions affecting the business and affairs of the Company in good faith using his reasonable business judgment (it being understood and agreed that for the purposes of this Agreement, the term “reasonable business judgment” shall refer to the “business judgment rule” as the same would be applied under Applicable Law if the Person in question were a director of a corporation).

Section 12.19         Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

Section 12.20         Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

Section 12.21         Prevailing Party. If any Member or Manager (on its own behalf or on behalf of the Company) brings any action (whether by arbitration or litigation) against any other Member, the Manager or the Company by reason of any breach of any of the covenants, agreements or provisions of this Agreement, then, in such event, the prevailing party, as determined in such action or suit, shall be entitled to have and recover from the other party or parties all costs and expenses of such action or suit, including, without limitation, reasonable attorneys’ fees and expenses resulting therefrom, it being understood and agreed that the determination of the prevailing party shall be included in the matters which are the subject of such action or suit.

Section 12.22         Equitable Relief. The Members and Manager hereby confirm that damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder, shall be enforceable by specific performance, injunction or other equitable remedy, but, nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of the Manager or a Member aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intention by this Section 12.22 to make clear the agreement of the Members that the respective rights and obligations of the Manager and the Members hereunder shall be enforceable in equity as well as at law or otherwise and that the mention herein of any particular remedy shall not preclude the Members or Manager or any of them (on their own behalf or on behalf of the Company or any Subsidiaries) or a Member or Manager from any other remedy it or he might have, either in law or in equity

Section 12.23         Counterparts/PDF. This Agreement may be executed and delivered in multiple original counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. A .pdf or facsimile signature shall be deemed an original. Transmission of an executed counterpart by fax or PDF file of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, and such signatures shall be deemed original signatures for purposes of the enforcement and construction of this Agreement

Section 12.24         Withdrawal as Member. Subject to any applicable regulatory requirements, a Member may withdraw from the Company at any time.

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Section 12.25         No Other Third-Party Beneficiaries. Except as set forth in Section 12.13, and except with respect to Covered Persons (each of whom shall be an express third party beneficiary of those Sections which cover such Covered Persons), nothing in this Agreement is intended to, or will, create any rights to any party, including, but not limited to, creditors other than a party that is a signatory hereto or who becomes a Member in accordance with the terms of this Agreement.

Section 12.26         No Fiduciary Duties of Members or Managers. No Member or Manager shall have any duties, fiduciary or otherwise, to the Company or any other Manager, Member or their Principals or each of their respective Affiliates, in each case, other than the duty to act in good faith in complying with contractual obligations applicable to such Member, Manager or Principals hereunder. Each Member, on behalf of itself and its Principals and Affiliates, hereby waives, to the maximum extent permitted by law, any and all rights and claims which it, he or she may otherwise have against any other Member or Manager and such other Member’s or Manager’s officers, directors, shareholders, partners, members, managers, agents, employees, and Affiliates as a result of any claims of breach of fiduciary duties; provided that the foregoing shall not limit a Member’s rights and claims with respect to a breach of this Agreement. Except with respect to the Manager acting solely in its capacity as Manager, no Member or Managers shall be liable to the Company or any other Member or their Principals or their respective Affiliates for any act or omission taken or suffered by such Member or Managers in connection with the business or operations of the Company or arising out of this Agreement, unless such act or omission has been adjudicated by a court or arbitral panel of competent jurisdiction, in a final, non-appealable judgment or decision, to have constituted a breach of this Agreement on the part of such Member or Manager. The Company and each Member agree that the provisions of this Agreement, to the extent such provisions eliminate, restrict or limit the duties (including, without limitation, fiduciary duties) or liabilities of Members or Manager that may otherwise exist at law or in equity, shall replace such duties and liabilities of the Members and Manager.

Section 12.27         Renunciation of Opportunities; No Expansion of Duties. Except as otherwise expressly set forth in this Agreement, to the maximum extent permissible under Applicable Law, each of the Members, their Principals and respective Affiliates, the Manager, the Company and each Subsidiary hereby renounce any interest or expectancy any of them has or may have in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to the Manager, the other Members and their respective Principals and Affiliates. Without limiting the foregoing renunciation, each of the Members, their respective Principals and Affiliates, the Company and each Subsidiary and the Manager acknowledge that the Manager and the other Members are in the business of making investments in, and have investments in, other businesses similar to and that may compete with the Company’s and its Subsidiaries’ businesses, and except as otherwise expressly set forth in this Agreement, agree that the Manager and all Members shall have the unfettered right to make additional investments in or have relationships with other persons independent of their investments in the Company and its Subsidiaries. Without limitation of the foregoing, the Manager and each Member may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of any other Member, such other Manager’s and Member’s Affiliates, the Company or any Subsidiary, and none of the Company, any of its Subsidiaries nor any other holder of Units (or such holder’s Principals or Affiliates) shall have rights or expectancy by virtue of such Member’s relationships with the other Members, their respective Affiliates, the Manager, the Company or any Subsidiary, this Agreement or otherwise in and to such independent venture or the income or profits derived therefrom; and the pursuit of any such venture, and same shall not be deemed wrongful or improper. Neither the Manager nor any Member shall be obligated to present any particular investment opportunity to the other Members, their respective Affiliates, the Company or any Subsidiary, even if such opportunity is of a character that, if presented to the Company or a Subsidiary, could be taken by the Company or such Subsidiary, and the Managers and each Member shall continue to have the right to take for its own respective account or to recommend to others any such particular investment opportunity. Each party to this Agreement agrees and acknowledges that no joint venture is created hereby.

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Section 12.28         [Intentionally Omitted.]

Section 12.29         Appointment of Attorney-in-Fact. Each Member hereby irrevocably constitutes and appoints the Manager or such Person as the Manager may from time to time designate to act as its true and lawful attorney-in-fact, with full power of substitution, and with such designee having full power and authority in its name, place and stead, to execute, acknowledge, deliver, swear to, file and record with the appropriate public offices such certificates, instruments and documents as may be necessary or appropriate to maintain the existence and good standing of the Company. The appointment by the Manager or such designee of the Members as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of such designee to act as contemplated by this Agreement in any filing and other action by such designee on behalf of the Company and, shall to the fullest extent permitted by Applicable Law, survive the Bankruptcy, death or incompetency of any Member or its Principals hereby granting such power.

Section 12.30         Contribution.

(a)          In the event that in connection with the business of the Company or any Subsidiary the Company or any Subsidiary shall borrow funds or enter into any transactions (including, without limitation, a lease, contract or other instrument) where the lender or counter-party (in either event, “Lender”) will not make the loan or enter into such transaction(s) unless the Managers, its Principals or any Affiliate of the Managers agrees to guaranty certain obligations of the Company and/or the Subsidiaries (the "Guaranties"), and in order to induce the Guarantors to execute and deliver any such Guaranties, the Company hereby unconditionally agree to indemnify and hold the Guarantors harmless from any claim, expense, liability or loss including reasonable attorney’s fees incurred in connection with each of the Guarantors’ Guaranties (collectively, a "Claim") asserted against any such Guarantors in connection with any such Guaranties.

(b)          In the event of any Claim, the Company, does hereby unconditionally agree to immediately, upon demand of any Guarantor, to pay such Claim (i) if not yet paid by the Guarantor making said demand, to the person to whom same would otherwise be paid, or is payable to, by Guarantor; or (ii) if said claim, or any portion thereof, had already been paid by the Guarantor(s) or collected from said Guarantor(s), to reimburse the Guarantors proportionately for the amount of said Claim already paid or collected. In the event any Member or Managers (including a Guarantor) has paid any Claim, or any portion thereof (whether as the Guarantor or as provided in this Section 12.32), then, immediately upon demand by such person, the Company hereby agrees to reimburse such person for the amount of any such payment.

(c)          In the event that any Member shall have paid (as Guarantor or as provided in this Section 12.32) any Claim or have any Claim collected from such person, then until reimbursed by the Company or the Members as provided in this Section 12.34, such Claim shall accrue interest at the rate of ten percent (10%) per annum until paid in full on the outstanding unpaid balance thereof, and the amount which the Company or the other Members shall be deemed to have indemnified pursuant to this Section 12.32 shall be deemed to include said accrued interest.

Section 12.31         Use of Name “Township Nine”. The name “Township Nine” and all goodwill associated therewith are property of the Company, and no Member or Affiliate of the Company shall have the right to use the name “Township Nine” or “T-9” as a component of the name of any business venture or otherwise without the prior written approval of the Manager. Affiliates of T-9 Developer Member including, but not limited to, Nehemiah Corporation of America and Nehemiah Community Reinvestment Fund, Inc. shall have the right to use the name “Township Nine” or “T-9” on their website, in press announcements or as part of other marketing material subject to the prior written approval of the FCRE OP Member and to the extent that such use does not lead to the violation of any state or federal securities regulation.

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Section 12.32         Blue Pencil. If any court of competent jurisdiction determines that any of the covenants set forth in Sections 6.11 or 12.9 hereof, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to modify any such unenforceable provision in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to said Sections 6.11 or 12.9 or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by Applicable Law. The parties hereto expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.

Section 12.33         Time of Essence. Time is of the essence with respect to all matters contained in this Agreement.

Section 12.34         Waivers. Except as otherwise expressly provided herein, each Member irrevocably waives during the term of the Company any right that it may have:

(i) To cause the Company or any of its assets to be partitioned;

(ii) To cause the appointment of a receiver for all or any portion of the assets of the Company;

(iii) To compel any sale of all or any portion of the assets of the Company pursuant to Applicable Law; or

(iv) To file a complaint, or to institute any proceeding at law or in equity on behalf of the Company (including, without limitation, a derivative action), or to cause the termination, dissolution or liquidation of the Company.

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Limited Liability Company Agreement as their act and deed, to be effective as of the day and year first above written.

The Members:

FIRST CAPITAL REAL ESTATE OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership

By:	/s/ Suneet Singal
Name: Suneet Singal
Title: Authorized Person

T-9 DEVELOPERS, LLC,
a Delaware limited liability company

By:	/s/ Steve Goodwin
Name: Steve Goodwin
Title: Authorized Person

[SIGNATURE PAGE TO LIMITED LIABILITY COMPANY AGREEMENT]

Schedule A

Member’s Capital Contributions

As of February 5, 2016

Initial Capital Contribution Amount

Member	Deemed Initial Capital Contribution	Units	Percentage Interests
FCRE OP Member	$23,731,000.00	92,000	92%
T-9 Developer Member	$3,313,196.60	8,000	8%
Total:	$27,044,196.60	100,000	100%

Schedule B

Parcel#	Development Use	Commercial SF (land parcel)	Value ($/Unit)*	Debt Allocated to Parcel
1A	Condo	74487.6	$5,960,000	$2,689,775
1B	Apt/Retail	96267.6	$4,430,000	$2,000,436
1C	Apt/Retail	79714.8	$3,440,000	$1,554,393
2		0	$-
3A	Apt/Retail	36154.8	$2,390,000	$1,081,317
3B	Condo	54885.6	$3,057,500	$1,382,058
4	Condo	39204	$2,870,000	$1,297,580
5A	Condo	44866.8	$5,139,500	$2,320,100
5B	Apt/Retail	81457.2	$3,830,000	$1,730,107
6	Townhouse	111078	$1,940,000	$878,570
7A	Townhouse	40946.4	$770,000	$351,428
7B	Townhouse	36154.8	$770,000	$351,428
8	Townhouse	60984	$1,310,000	$594,724
9		0	$-
10	Apt/Retail	85377.6	$6,200,075	$2,797,940
11	Affordable Housing	79714.8	$-
12	Apt/Retail	61855.2	$6,388,310	$2,882,749
15	Townhouse	34848	$830,000	$378,461
16A	Townhouse	40075.2	$830,000	$378,461
16B	Apt/Retail	26136	$1,650,000	$743,405
13	Office	278635	$4,364,460	$1,966,401
14	Office	263870	$4,142,985	$1,866,616
17	Office	297123	$4,637,170	$2,091,347
	SUBTOTAL Real E state Assets*		$64,950,000
	ESDs & other Development Fee Credits included in Appraisal		$13,211,494	$4,120,442
	Total Appraised Value		$78,161,494

* Inclusive of Park Development Fee Credits (“PIFs”) valued at $7,708,500

TOWNSHIP NINE PARCEL MAP

Riverine Way
Vine St.
Vine St.
Park Blvd
Chill ave.
N. 5th St.
N. 6th St.
N. 7th St.
Scalehouse St.
Cannery Ave.
Township Nine Ave.
Richards Blvd
1A
1.71 net ac
4-12 stories
205 DU
1B
2.21 net ac
4-12 stories
286 DU
1C
1.83net ac
4-12 stories
127 DU
3
2.18 net ac
4-12 stories
213 DU
4
0.98 net ac
4-12 stories
140 DU
5B
1.87 net ac
4-12 stories
97 DU
5A
1.03 net ac
4-12 stories
170 DU
6
2.55 net ac
4-12 stories
243 DU
10
1.96 net ac
3-12 stories
231 DU
180 Unit Development Under Construction
7A
0.94 net ac
2-4 stories
123 DU (A&C)
7C
0.83 net ac
2-4 stories
8
0.71 net ac
2-4 stories
83 DU (A&C)
8
0.71 net ac
2-4 stories
16A
0.83 net ac
2-5 stories
89 DU (A&C)
16C
0.69 net ac
2-5 stories
15
0.65 net ac
2-5 stories
73 DU (A&C)
15
0.72 net ac
2-5 stories
12
0.76 net ac
2-5 stories
114 DU (A&C)
12
0.66 net ac
2-5 stories
17
2.03 net ac
8-12 stories
297,123 SF
(OFFICE)
14
2.13 net ac
8-12 stories
263,870 SF
(OFFICE)
13
1.86 net ac
8-15 stories
278,635 SF
(OFFICE)
Township Nine Light Rail Station
Land Use
Residential Mixed Use
Office Mixed Use
Open Space
Construction Ready

Schedule C

American River
American River Parkway
Sacramento River
5

Figure 3.1 Zoning Map

- River District Specific Plan Boundary
- Existing Parcels
- LRT Line / Station Platform
- Future LRT Line - 35 ft ROW Dedication see Street Sections & Design Guidelines

RESIDENTIAL Zones

Zone	Description
R-1B	Single or Two Family
R-3A	Multi-Family
R-5	Multi-Family
RMX	Residential Mixed Use

COMMERCIAL and OFFICE Zones

Zone	Description
C-1	Limited Commercial
C-2	General Commercial
C-4	Heavy Commercial
OB	Office Building

INDUSTRIAL Zones

Zone	Description
M-2	Heavy Industrial

OTHER Zones

Zone	Description
A-OS	Agriculture - Open Space
	American River Parkway
	Flood